As filed with the Securities and Exchange Commission on January __, 2004 File No. 333-110563

                                                   UNITED STATES
                                        SECURITIES AND EXCHANGE COMMISSION
                                                 Washington, D.C.

                                                    FORM SB-2/A

                        REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                                 (Amendment No. 1)

                                         WORLDWIDE MANUFACTURING USA, INC.
                                   Name of small business issuer in its charter

                 Colorado                3990                         84-1536519
---------------------------     (Primary Standard Industrial      (IRS Employer
(State or other jurisdiction of  Classification Code Number) Identification No.)
              incorporation)


           1142 Cherry Street, San Bruno, California                      94066

                                                                   (Zip Code)
            (Address of Principal Executive Office)
                                   Registrant's telephone number: (650) 794 9888

                   (Address and telephone number of principal executive offices)

                                 1142 Cherry Street, San Bruno, California 94066

(Address of principal place of business or intended principal place of business)



                                                    Jehu Hand

                                             24351 Pasto Road Suite B
                                            Dana Point California 92629
                                        (949) 489-2400; fax (949) 489-0034
                       (Name, address and telephone number of agent for service)
  ----------------

-
Approximate date of proposed sale to the public:
As promptly as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________________________________ If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________________________________________________ If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] -------------------------------------

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]



                                          CALCULATION OF REGISTRATION FEE

----------------------- --------      Proposed maximum       Proposed maximum
                                                       offering price per     aggregate offering            Amount of
----------------------- --------                  unit                  price     registration fee
Title of each class of                 Amount to be
securities to be registered              registered
   -- --- -



Common Stock, no par value                3,100,000  $0.40         $1,240,000 (1)              $100.32
   -- --- -



(1) Represents shares offered by selling shareholders. The registration fee has been calculated pursuant to Rule 457(f)(2) assuming a price of $.40 per share.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


                                                    PROSPECTUS

                                         WORLDWIDE MANUFACTURING USA, INC.



This Prospectus relates to the offer and sale of 3,100,000 shares of our common stock by the selling stockholders identified in this Prospectus at a price of $.40 per share.The common stock is not listed on any national securities exchange or any other trading market. Our operations are limited to the State of California and the People's Republic of China.



INVESTING IN OUR COMMON STOCK INVOLVES SUBSTANTIAL RISKS, AND INVESTORS SHOULD NOT BUY THESE SHARES UNLESS THEY CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT.

PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 7 TO READ ABOUT ALL MATERIAL FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF
THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
IS A CRIMINAL OFFENSE.

This Prospectus will not be used before the effective date of the registration statement.

The selling shareholders in the distribution of the common stock may be deemed to be underwriters within the meaning of the 1933 Act and any commissions or discounts given may be regarded as underwriting commissions or discounts under the 1933 Act. No broker-dealers have been engaged by Worldwide. There has been no prior involvement of a broker-dealer in this offering. If a broker-dealer is added, Worldwide will file a post-effective amendment to include the information required concerning the addition of a broker-dealer. Furthermore, such broker-dealer must seek and obtain clearance of the underwriting compensation and arrangements from the NASD Corporate Finance Department.





















                               The date of this Prospectus is January [ ], 2004







                                                 Table of Contents



                                                                                                          ----------
                                                                                                                Page



SUMMARY                                                                                                            6



THE COMPANY                                                                                                        6



THE OFFERING                                                                                                       7



SUMMARY FINANCIAL INFORMATION                                                                                      8



RISK FACTORS                                                                                                       8



USE OF PROCEEDS                                                                                                   13



DETERMINATION OF OFFERING PRICE                                                                                   13



SELLING SECURITY HOLDERS                                                                                          13


   --------
PLAN OF DISTRIBUTION



LEGAL PROCEEDINGS                                                                                                 16



DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS
                                                                                                          ----------
                                                                                                                  16



SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
                                                                                                          ----------
                                                                                                                  18



DESCRIPTION OF SECURITIES                                                                                         18



INTEREST OF NAMED EXPERTS AND COUNSEL                                                                             19



EXPERTS                                                                                                           19



DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES                               19



DESCRIPTION OF BUSINESS                                                                                           20



MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS                                                        26



DESCRIPTION OF PROPERTY                                                                                         28



CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                                                                    28



MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS                                                           28



EXECUTIVE COMPENSATION                                                                                            28



TRANSFER AGENT                                                                                                    29



AVAILABLE INFORMATION                                                                                             29



LEGAL MATTERS                                                                                                     29



FINANCIAL STATEMENTS                                                                                              30



CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
                                                                                                          ----------
                                                                                                                  48








Until ________________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.



                                                      SUMMARY







This Summary highlights selected information from elsewhere in this Prospectus. It is not complete and may not contain all of the information that is important to you. To understand this offering fully, you should read the entire Prospectus carefully, including the financial statements and the related notes to those statements included in this Prospectus.


The Company

Worldwide Manufacturing USA, Inc. ("we," "us," "our," "Worldwide"), was incorporated under the laws of the State of Colorado on March 17, 2000, under the name of Tabatha III, Inc.We changed our name to Worldwide Manufacturing USA, Inc. on November 3, 2003. We were formed as a "blind pool" or "blank check" company whose business plan was to seek to acquire a business opportunity through completion of a merger, exchange of stock, or other similar type of transaction. In furtherance of our business plan, we voluntarily elected to become subject to the periodic reporting obligations of the Securities Exchange Act of 1934 by filing a registration statement on Form 10SB.



Prior  to  September   30,  2003,   our  only  business   activities   were  the
organizational activities described above, including registration under the Securities Exchange Act of 1934, and efforts to locate a suitable business opportunity for acquisition. On September 30, 2003, we completed the business acquisition process by acquiring all of the issued and outstanding common stock of Worldwide Manufacturing USA, Inc., a California corporation ("Worldwide USA") theretofore owned by Jimmy and Mindy Wang, in a share exchange transaction. We issued 27,900,000 shares in the share exchange transaction for 100% or 10,000 of the issued and outstanding shares of Worldwide USA's common stock. As a result of the share exchange transaction, Worldwide USA became our wholly-owned subsidiary.





The  former  stockholders  of  Worldwide  USA  acquired  93% of our  issued  and outstanding common stock as a result of completion of the share exchange transaction. Therefore, although Worldwide USA became our wholly-owned subsidiary, the transaction was accounted for as a recapitalization of Worldwide USA, whereby Worldwide USA is deemed to be the accounting acquirer and is deemed to have adopted our capital structure.


All operating activities are carried out through Worldwide USA as our wholly-owned subsidiary, and Worldwide USA's wholly-owned subsidiary, Shanghai Intech Electro-Mechanical Products Co., Ltd. ("Intech"). Worldwide is an engineering firm specializing in manufacturing, and Worldwide contracts with factories in China to produce its varied goods. Intech employs (30) thirty engineers in Shanghai. As an engineering firm, Intech provides technical advisory, design, delivery material procurement and manufacturing quality control services to companies in the United States seeking to manufacture or purchase components from the manufacture or purchase components from manufacturers in China. As a contract manufacturer, Worldwide does not manufacture customer parts, but subcontracts to factories that produce these parts. Worldwide's role is to ensure that the parts meet specifications and quality standards imposed by our customers Worldwide does not have operations throughout the world, but only in the state of California and the Peoples Republic of China.




Unless otherwise indicated, all references in this registration statement to "Worldwide" include the public company parent, Worldwide Manufacturing USA, Inc. (formerly Tabatha III, Inc.), its subsidiary, Worldwide Manufacturing USA, Inc. (a California corporation referred to in this prospectus as Worldwide USA), and its wholly-owned subsidiary, Shanghai Intech Electro-Mechanical Products Co., Ltd.




 Our address is 1142 Cherry Street, San Bruno, California 94066, and our telephone number is (510) 684-8147 and our fax number is (650) 794-9887.






The Offering



                          The selling shareholders are offering up to 3,100,000
Common Stock Offered      shares of  common stock at a price of $.40 per share.
                         The selling  shareholders will determine when they
will sell their shares.



Common Stock outstanding We currently have a total of 30,000,000 shares of common stock issued and  outstanding.



 Use of  Proceeds          We will not receive any of the proceeds
                             from sale of shares of common
                            stock  offered  by the  selling
                               shareholders.

No trading market              Our  common  stock is not listed on any
                              national securities  exchange,  the  NASDAQ stock
                        market or the OTC Bulletin Board and there is no current
                          underwriting arrangement in connection with this
                      offering. There is no trading symbol for the common stock.
                                           -----------


Determination of offering price  Since  we made the  decision  to file a registration statement on behalf of the selling shareholders, we also established the offering price of $.40 per share on behalf of the selling shareholders.  The  offering  price was
                                         arbitrarily   determined   and  has  no
                                         relationship  to our assets,  earnings,
                                         book  value  or  any  other   generally
                                         accepted criteria of value.

Risk Factors                 Investment in our common stock involves a high
                             degree of risk. Among the significant material risk factors are the following:


                     there is not currently a public market
                          for our shares and no assurance that
                          such a market will develop in the future;
                       resale of our shares may be subject to penny stock rules;
                     lack of long term contracts and seasonality;
                     customer/supplier concentrations;
                     risk of increased taxes;
                     we may be required by suppliers to advance tooling and
                          other pre-production costs;
                     competition;
                     risks attendant to international operations; and risks related to doing business in China;



Summary Financial Information

The following table sets forth summary financial data derived from our financial statements. This data should be read in conjunction with the financial statements, related notes and other financial information included in this prospectus.

                                                            Period Ended       Fiscal Year Ended       Fiscal Year Ended
                                                      September 30, 2003       December 31, 2002       December 31, 2001
                                                             (unaudited)

      Sales, net                                              $4,650,067             $ 4,434,213             $ 3,551,656

      Cost of goods sold                                       3,227,240               2,560,193               2,048,748
      Operating Expenses                                     $ 1,030,161               1,440,720               1,347,537
      Net Profit from Operations                               $ 388,416           $    4 25,542           $     161,930
      Balance Sheet Data
      Total Assets                                           $ 2,342,951             $ 1,443,162             $ 1,251,079
      Total Liabilities                                        1,857,948               1,113,114               1,154,145
      Stockholders' Equity                                       485,003                 330,048                  96,934
      Earnings Per Share (1)                                         .01                     .01                     .01

 (1) Earnings per share have been calculated by dividing net profit from operations by 30,000,000, or the number of shares outstanding.



                                                   RISK FACTORS

THE SHARES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK INCLUDING THE COMPREHENSIVE DISCUSSION OF MATERIAL RISK FACTORS DESCRIBED BELOW. EACH PROSPECTIVE INVESTOR SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS INHERENT IN AND AFFECTING THE BUSINESS OF THE COMPANY AND THIS OFFERING BEFORE MAKING AN INVESTMENT DECISION.

Resale of our securities may be difficult because there is no current market for our securities and it is possible that no market will develop. There is no current public market for our securities, and no assurance that such a public market will develop in the future. Even in the event that such a public market does develop, there is no assurance that it will be maintained or that it will be sufficiently active or liquid to allow shareholders to easily dispose of their shares.

 Because we work under short term contracts, it is very difficult to forecast our operational and cash needs.

Contract  manufacturing  service
providers must provide increasingly rapid product turnaround for their customers. We generally do not obtain firm long-term purchase commitments from our customers. Customers may cancel their orders, change production qualities, or delay production because of consumer demand or technological changes; however, we are often obligated to expend significant amounts for retooling or other start-up costs of manufacturing. Any costs due to cancellations, reductions, customer returns and/or delays by a significant customer or by a group of customers might not be recoverable. The short-term nature of our customers' commitments and the possibility of rapid changes in demand for their products reduces our ability to estimate accurately future customer requirements. On occasion, customers may require rapid increases in production, which can stress our resources and reduce margins. Although we have several manufacturing facilities in China that we do business with, there can be no assurances we will have sufficient capacity at any given time to meet our customers demands. In addition because many of our costs and operating expenses are relatively fixed, our reduction in customer demand can adversely affect our gross margins and operating income.

A few customers and suppliers account for a large percentage of our business. Therefore, the loss of any one customer or supplier could reduce our sales significantly or impede our ability to comply with our manuafacturing contracts, respectively.

Historically, our three largest
customers, Joslyn Sunbank, Shanghai Opel and Teleflex Electrical, accounted for approximately 35% of consolidated net sales in the year ending 2002 compared to approximately 34% in the year ending 2001. Our two largest suppliers, Shanghai Xinli Trading Co., Ltd., and Ningbo Hengda Metal Products Co., Ltd., accounted for 54% of manufacturing supplies in the year ending 2002 and 69% in year ending 2001, respectively.

Taxing authorities could modify our tax exemptions or challenge our tax allocations and require us to pay more taxes.

Our operations
are predominantly located in China, where tax incentives have been extended to encourage foreign investment. Our effective tax rate could increase if these tax incentives are not renewed upon expiration or tax rates applicable to us are increased. Substantially all of the customers' products manufactured by factories we employ in China are sold to customers based in United States. Tax authorities in jurisdictions in United States could challenge the manner in which profits are allocated between US and Chinese subsidiaries, and if we do not prevail in any such challenge we will be required to pay more taxes.

Unforseen changes in suppliers can result in losses of tooling deposits and other preproduction costs.

In most cases the tool,  die, or mold from which a
part is made is owned by the supplier, and is designed for the specific customer. We require our customers to provide a non-refundable down payment to cover tooling costs, including pre-production machine set up costs. In the event that a supplier is unable to fulfill its production agreements with us, management believes that other suppliers can be found. However, a change in suppliers would cause a delay in the production process and could result in loss of tooling deposits and other supplier advances which would negatively affect our operating results.

Doing business in China is subject to legal risks and poloitical and economic changes over which we have no control.

Under its current
leadership, the Chinese government has been pursuing economic reform policies. Changes in these policies or political instability could affect our ability to operate, to repatriate funds from China, or increase our costs of doing business or our tax rate. Even though the United States has granted most favored nation status to China, this could be revoked or retaliatory tariffs could make the import of our products prohibitively expensive. The Chinese government could change its policies toward private enterprise or even nationalize or expropriate private enterprises, which could result in the total loss of our investment in that country. A lack of adequate remedies and impartiality under the Chinese legal system may adversely impact our ability to do business and to enforce the agreements to which we are a party. We periodically enter into agreements governed by Chinese law. Our business would be materially and adversely affected if these agreements are not respected. In the event of a dispute, enforcement of these agreements in China could be extremely difficult. Unlike the United States, China has a civil law system based on written statutes in which judicial decisions have little precedential value. The Chinese government has enacted some laws and regulations dealing with matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, the government's experience in implementing, interpreting and enforcing these recently enacted laws and regulations is limited, and our ability to enforce commercial claims or to resolve commercial disputes is uncertain. Furthermore, enforcement of the laws and regulations may be subject to the exercise of considerable discretion by agencies of the Chinese government, and forces unrelated to the legal merits of a particular matter or dispute may influence their determination. These uncertainties could limit the protections that are available to us.

Currency  fluctuations can cause us significant losses.

Some of
our costs such as payroll, material and equipment costs are denominated in Chinese Renminbi. Changes in the exchange rate between the Renmimbi and the U.S. dollar will affect our costs of sales and operating margins. Presently, China's currency is not freely convertible and thus fluctuations in the value of this currency have not had a significant impact on operations. Some interests in the United States and other nations believe that a revaluation of the Renmimbi is overdue, and any revaluation would increase our manufacturing costs relative to the rest of the world and reduce our sales.




                                                  USE OF PROCEEDS



We will not receive any of the proceeds from sale of shares by the selling shareholders.



                                          DETERMINATION OF OFFERING PRICE



Since we made the decision to file a registration statement on behalf of the selling shareholders, we also established the offering price of $.40 per share. This price was arbitrarily selected and does not have any relationship to any established criteria such as book value or current earnings per share. The offering price we set for our common stock was not based on past earnings, nor is it indicative of the current market value of the assets which we own.



                                             SELLING SECURITY HOLDERS



This Prospectus relates to the offer and sale of 3,100,000 shares of our common stock by the selling stockholders identified in this Prospectus at a price of $.40 per share. The selling stockholders will determine when they will sell their shares.


The following table sets forth information concerning the selling security holders including:

         - the number of shares owned by each selling security holder prior to this offering; - the total number of shares that are to be offered for each selling security holder;

         - the total number of shares of common stock that will be owned by each selling security holder upon completion of the offering, and

         - the percentage of common stock that will be owned by each selling security holder upon completion of the offering if all of the offered shares are sold by the selling security holders.



Other than the relationships described below, none of the selling shareholders has any material relationship with us or with our predecessors or affiliates. To our knowledge, none of the selling security holders is a broker-dealer or an associated person of a broker-dealer, except as stated below.



                                                                Shares to be     Total number of         Percentage
    Name of Selling Security Holder       Shares owned prior          offered    shares that will      owned by each
                                            to this offering      pursuant to       be owned upon   selling security
                                                                this offering   completion of the        holder upon
                                                                                         offering      completion of
                                                                                                        the offering

         Gabriela Bahena                               5,000          5000                    0                  0


         James Ballard(1)                             20,000          20000                   0                  0


    ---  ----------  -
      3  Mary Ballard(1)                              20,000         20,000                   0                  0
    ---- ----------- -- -------- --------
    ---- ----------- -- -------- --------
    ---  ----------  -          150,000                   0                  0
      4  Donald Gillmore                             150,000
    ---- ----------- -- -------- --------
    ---- ----------- -- -------- --------
    ---  ----------  -           50,000                   0                  0
      5  James Hansen                                 50,000
    ---- ----------- -- -------- --------
    ---- ----------- -- -------- --------
    ---  ----------  -           50,000                   0                  0
      6  Gerald Harty                                 50,000
    ---- ----------- -- -------- --------
    ---- ----------- -- -------- --------
    ---  ----------  -           20,000                   0                  0
      7  Phillip Junot                                20,000
    ---- ----------- -- -------- --------
    ---- ----------- -- -------- --------
    ---  ----------  -           30,000                   0                  0
      8  Tom Kloppel                                  30,000
    ---- ----------- -- -------- --------
    ---- ----------- -- -------- --------
    ---  ----------  -           10,000                   0                  0
      9  David Latham                                 10,000
    ---- ----------- -- -------- --------
    ---- ----------- -- -------- --------
    ---  ----------  -           10,000                   0                  0
     10  Teresa McClaran                              10,000
    ---- ----------- -- -------- --------
    ---- ----------- -- -------- --------
    ---  ----------  -           20,000                   0                  0
     11  Steve Millenson                              20,000
    ---- ----------- -- -------- --------
    ---- ----------- -- -------- --------
    ---  ----------  -           40,000                   0                  0
     12  Lilton Nancy                                 40,000
    ---- ----------- -- -------- --------
    ---- ----------- -- -------- --------
    ---  ----------  -           10,000                   0                  0
     13  Virginia Nihart                              10,000
    ---- ----------- -- -------- --------
    ---- ----------- -- -------- --------
    ---  ----------  -           10,000                   0                  0
     14  Michael Oday                                 10,000
    ---- ----------- -- -------- --------
    ---- ----------- -- -------- --------
    ---  ----------  -           10,000                   0                  0
     15  Carl Ormond                                  10,000
    ---- ----------- -- -------- --------
    ---- ----------- -- -------- --------
    ---  ----------  -            2,500                   0                  0
     16  Nancy Richardson                              2,500
    ---- ----------- -- -------- --------
    ---- ----------- -- -------- --------
    ---  ----------  -           40,000                   0                  0
     17  Charles Siefert                              40,000
    ---- ----------- -- -------- --------
    ---- ----------- -- -------- --------
    ---  ----------  -           10,000                   0                  0
     18  Mary Siefert                                 10,000
    ---- ----------- -- -------- --------
    ---- ----------- -- -------- --------
    ---  ----------  -           25,000                   0                  0
     19  Marissa Sinclair                             25,000
    ---- ----------- -- -------- --------
    ---- ----------- -- -------- --------
    ---  ----------  -            2,500                   0                  0
     20  Karen Slusher                                 2,500
    ---- ----------- -- -------- --------
    ---- ----------- -- -------- --------
    ---  ----------  -           10,000                   0                  0
     21  Diane Smith                                  10,000
    ---- ----------- -- -------- --------
    ---- ----------- -- -------- --------
    ---  ----------  -           50,000                   0                  0
     22  Marie Smith                                  50,000
    ---- ----------- -- -------- --------
    ---- ----------- -- -------- --------
    ---  ----------  -            2,500                   0                  0
     23  Michael Sprinkle                              2,500
    ---- ----------- -- -------- --------
    ---- ----------- -- -------- --------
    ---  ----------  -           10,000                   0                  0
     24  Taliaferrro Taylor                           10,000
    ---- ----------- -- -------- --------
    ---- ----------- -- -------- --------
    ---  ----------  -            2,500                   0                  0
     25  Betty Turner                                  2,500
    ---- ----------- -- -------- --------
    ---- ----------- -- -------- --------
    ---  ----------  -            5,000                   0                  0
     26  Rosabelle White                               5,000
    ---- ----------- -- -------- --------
    ---- ----------- -- -------- --------
    ---  ----------  -           10,000                   0                  0
     27  Katherine Wiley                              10,000
    ---- ----------- -- -------- --------
    ---- ----------- -- -------- --------
    ---  ----------  -            5,000                   0                  0
     28  Steven Wostenberg                             5,000
    ---- ----------- -- -------- --------
    ---- ----------- -- -------- --------
    ---  ----------  -           20,000                   0                  0
     29  Carolyn & Karl Ziegler                       20,000
    ---- ----------- -- -------- --------
    ---- ----------- -- -------- --------
    ---  ----------  -            2,500                   0                  0
     30  Yolanda Ziegler                               2,500
    ---- ----------- -- -------- --------
    ---- ----------- -- -------- --------
    ---  ----------  -           75,000                   0                  0
     31  Kip Pedrie(2)                                75,000
    ---- ----------- -- -------- --------
    ---- ----------- -- -------- --------
    ---  ----------  -          200,000                   0                  0
     32  Bob Smith(3)                                200,000
    ---- ----------- -- -------- --------
    ---- ----------- -- -------- --------
    ---  ----------  -          847,500                   0                  0
     33  John Ballard(4)                             847,500
    ---- ----------- -- -------- --------
    ---- ----------- -- -------- --------
    ---  ----------  -          275,000                   0                  0
     34  Diane Thelen(5)                             275,000
    ---- ----------- -- -------- --------
    ---- ----------- -- -------- --------
    ---  ----------  -           50,000                   0                  0
     35  Gloria Constantin                            50,000
    ---- ----------- -- -------- --------
    ---- ----------- -- -------- --------
    ---  ----------  -          500,000          13,450,000                45%
     36  Jimmy Wang(6)                            13,950,000
    ---- ----------- -- -------- --------
    ---- ----------- -- -------- --------
    ---  ----------  -          500,000          13,450,000                45%
     37  Mindy Wang(7)                            13,950,000
    ---- ----------- -- -------- --------
    ---- ----------- -- -------- --------
         ----------  -        3,100,000          26,900,000                90%
         Total                                    30,000,000
    ---- ----------- -- -------- --------

(1) James Ballard and Mary Ballard are husband and wife. James Ballard is the brother of John Ballard, Worldwide's Chief Financial Officer.

(2) Kip Pedrie is a broker-dealer with Terra Nova Institutional, where Mr. Pedrie invests funds of large institutions into various stocks and mutual funds. Mr. Pedrie was also a director of Tabatha III (the predecessor to Worldwide). He resigned in March of 2003. Terra Nova Institutional will not make a market in the common stock of Worldwide and is not participating in the offering.
(3) Bob Smith was a founder of Tabatha III, and its president and director from inception until his resignation on September 30, 2003.
(4) John Ballard has been the Chief Financial Officer and Director of Worldwide since September, 2003.
(5) Diane Thelen was a founder of Tabatha III, and its secretary/treasurer and director from inception until her resignation on September 30, 2003
(5) Jimmy Wang is the President and CEO of Worldwide.
(6) Mindy Wang is the Controller of
Worldwide




All of the securities were sold for cash were offered and sold through the officers and directors of the Company in reliance upon exemptions from registration either under Section 4(2) of the Securities Act or under Section 3(b) of the Securities Act of 1933 and Rule 505 of Regulation D. The securities sold for consideration other than cash were offered and sold in reliance upon exemptions from registration under Section 4(2) of the Securities Act of 1933. All such transactions were private offerings made without general solicitation. Purchasers signed a subscription agreement acknowledging that they were purchasing shares for their own account and acknowledging that the securities were not registered under the Securities Act of 1933 and cannot be sold unless they are registered or unless an exemption is available. In addition, a restrictive legend was placed on all share certificates representing the shares.



                                               PLAN OF DISTRIBUTION




This prospectus covers the resale by selling stockholders of shares of our common stock that they have already purchased from us. It is anticipated that the market price will be $0.40 per share. This fixed price has no basis in the company's operating results or revenues. It was arrived at arbitrarily. The selling stockholders may sell their shares of common stock either directly or through a broker-dealer in one or more of the following kinds of transactions:
(i) transactions in the over-the-counter market; (ii) transactions on a stock exchange that lists our common stock; or (iii) transactions negotiated between selling stockholders and purchasers, or otherwise.

Broker-dealers may charge commissions to both selling stockholders selling common stock and purchasers buying shares sold by a selling stockholder. Neither we nor the selling stockholders can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares. The selling stockholders and any underwriters, broker-dealers or agents that participate in the distribution of securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of such securities and any discounts, commissions, concessions or other compensation received by any such underwriter, broker-dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

To the extent required by laws, regulations or agreements we have made, we will file a prospectus supplement during the time the selling stockholders are offering or selling shares covered by this prospectus in order to add or correct important information about the plan of distribution for the shares and in accordance with our obligation to file post-effective amendments to the prospectus as required by Item 512 of Regulation S-B. In addition to any other applicable laws or regulations, selling stockholders must comply with regulations relating to distributions by selling stockholders, including Regulation M under the Securities Exchange Act of 1934. Regulation M prohibits selling stockholders from offering to purchase and purchasing our common stock at certain periods of time surrounding their sales of shares of our common stock under this prospectus.

Some states may require that registration,  exemption
from registration or notification requirements be met before selling stockholders may sell their common stock. Some states may also require selling stockholders to sell their common stock only through broker-dealers. We have not yet filed for registration or exemption in any state. Selling shareholders will be provided with a list of states where the sales by them of common stock have been exempted or registered.



We will not receive any proceeds from the sale of the shares by the selling stockholders pursuant to this prospectus. Shares issued prior to the merger were blank check shares, and as such, can only be offered through a registered offering. The estimated offering expense is expected to be $31,200. Offers or sales of the shares have not been registered or qualified under the laws of any country other than the United States. To comply with certain states' securities laws, if applicable, the shares will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. There can be no assurance that the selling stockholders will sell any or all of the shares offered by them hereunder. Kip Pedrie, a selling shareholder, is a registered representative of Terra Nova Institutional. Terra Nova Institutional will not make a market in the common stock of Worldwide and is not participating in the offering. There is no current trading market for the shares and there can be no assurances that a trading market will develop, or, if such a trading market does develop, that it will be sustained. In the event a trading market does develop for our Shares, it will at least initially be subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks are generally equity securities with a price of less than $5.00, except for securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in those securities is provided by the exchange or system. Since the shares are offered at $.40 and the common stock will not be listed on NASDAQ or any national securities exchange, the common stock will be deemed a "penny stock." The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to make a special written determination that the penny stock is a suitable investment for the purchaser and to receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock as long as it is subject to the penny stock rules. In addition, holders of our shares may have difficulty selling those shares because our common stock will probably be subject to the penny stock rules.





                                                 LEGAL PROCEEDINGS




We are not a party to any pending legal proceedings, and no such proceedings are known to be contemplated. None of our directors, officers or affiliates, and no owner of record or beneficial owner of more than five percent (5%) of our securities, or any associate of any such director, officer or security holder is a party adverse to us or has a material interest adverse to us in reference to pending litigation.


                  DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS



The names and ages and titles of our Executive Officers and Directors as of the date of this Prospectus is as follows:

 - -- --
   Age        Position
Name
 - -- --
 - -- --
   ---------  CEO, President, and Chairman
Jimmy Wang                        48
 - -- --
 - -- --
   ---------  Secretary, Treasurer, and a Director
Mindy Wang                        46
 - -- --
 - -- --
   ---------  Chief Financial Officer
John Ballard                      45
 - -- --



The directors named above serve for one-year terms until their successors are elected or they are re-elected at the annual stockholders' meeting. Officers hold their positions at the pleasure of the board of directors, absent any employment agreement, of which none currently exists or is contemplated. There is no arrangement or understanding between any of the directors or officers of the Company and any other person pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management shareholders will exercise their voting rights to continue to elect the current directors to the Company's board. There are also no arrangements, agreements or understandings between non-management shareholders and management under which non-management shareholders may directly or indirectly participate in or influence the management of the Company's affairs.

Biographical Information

Jimmy Wang, President and Chief Executive Officer

Jimmy Wang has over twelve years experience in a wide range of component manufacturing. From 1996 to the present, Mr. Wang has been President, CEO and director of Worldwide Manufacturing USA, Inc. (California). He became President, CEO and Chairman of the Colorado holding company of the same name on September 30, 2003. From 1990 to 1995, Mr. Wang was the Sales Manager from MP World Manufacturing, Inc., and was responsible for increasing the company's sales from $2,000,000 to $8,000,000. In 1996, Mr. Wang founded Worldwide Manufacturing USA, Inc. In 1990, Mr. Wang earned a Masters Degree in Applied Economics from the University of Minnesota, and in 1982 received a Bachelors of Science Degree in Economics from the Shanghai Institute of Foreign Trade.

 Mindy Wang,  Secretary and  Treasurer

Mindy Wang has over twelve years of accounting and financial management experience with Technology Power and Worldwide Manufacturing. From 1996 to the present, Ms. Wang has been Controller and Director of Worldwide Manufacturing USA, Inc. In 1996, Ms. Wang co-founded Worldwide Manufacturing. She became Controller and Director of the Colorado holding company of the same name on September 30, 2003. From 1991 to 1993 she was an accountant with Technology Power. Ms. Wang earned the equivalent of a Bachelors Degree in International Business from the University of California at the Los Angeles Institute of Economics and Management in Beijing and attended the Master's program of the Business Education of the University of Minnesota.

John Ballard, Chief Financial Officer

John Ballard became Chief Financial Officer of Worldwide
and its California operating subsidiary on September 30, 2003. John Ballard has more than fifteen years of business management, project management, and accounting experience. From January 2002 to the present, Mr. Ballard has been a financial consultant and director of Reveal Systems, Inc., a software development company and internet provider based in Longmont, Colorado. Mr. Ballard was the Chief Financial Officer of Call Solutions Inc., a publicly traded company, from October 1999 to November 2002. Call Solutions was in the business of opening call centers. Mr. Ballard, from 1997-1999 owned and operated food operations, Cookies N Kreme and Lincoln Street Cafe in the Denver Metropolitan Area. From 1988 to 1993, Mr. Ballard was Chief Financial Officer for Apple Sundries, Inc., a Denver retail chain. Since 1999, Mr. Ballard has been a major shareholder, owning 10% or more, and a consultant in five blank check companies, Tabatha I, Inc., Tabatha II, Inc., Tabatha III, Inc. (Worldwide's predecessor), Tabatha IV, Inc., and Tabatha V, Inc. Mr. Ballard holds a Bachelor of Science Degree in Management and Marketing from the University of Colorado where he graduated Magna Cum Laude. Mr. Ballard also holds a Masters of Business in Administration from Regis University.

There are no other significant employees. None of the directors serves as a director for any other reporting company.




                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT





 The following table sets forth, as of the date of this prospectus statement, the number of shares owned of record and beneficially by executive officers, directors and persons who hold 5% or more of the Company's Common Stock. Also included are the shares held by all executive officers and directors as a group.

    ----  ----------- ------ ---------------
    ---                     (2)                                (3)           (4)
             (1)
    ----  ----------- ------ ---------------
    ----  ----------- ------ ---------------
    ---   ----------      Amount and Nature of      Percent of
    Title of Class                Name and Address of Beneficial Owner          Beneficial Owner           Class
    ----  ----------- ------ ---------------
    ----  ----------- ------ ---------------
    ---   ----------  -----           93.0%
    Common Stock            Jimmy Wang  (1) (2)                                   27,900,000 (3)
                             ----------
                            Worldwide Manufacturing USA, Inc.
                            1142 Cherry Street
                            San Bruno, California 94066
    ----  ----------- ------ ---------------
    ----  ----------- ------ ---------------
    ---  Mindy Wang  (1) (2)                         -----           93.0%
    Common Stock             ----------            27,900,000 (3)
                            Worldwide Manufacturing USA, Inc.
                            1142 Cherry Street
                            San Bruno, California 94066
    ----  ----------- ------ ---------------
    ----  ----------- ------ ---------------
    ---  John Ballard (2)                            -----            2.8%
    Common Stock             ----------                   847,500
                            6175 W. Hinsdale Pl.
                            Littleton, CO 80128
    ----  ----------- ------ ---------------
      --- ------ ---------------
      --  -----          95.8 %
    All officers and directors as a group (3 in number)                               28,747,500
      --- ------ ---------------

 (1)  The person listed is a director of the Company.

 (2)   The person listed is an officer of the Company.
 (3) Jimmy and Mindy Wang are husband and wife. Each holds directly 13,950,000 shares, but is deemed to beneficially own the shares owned by the other.





                                             DESCRIPTION OF SECURITIES




 Common Stock

 Our Articles of Incorporation authorize the issuance of 100,000,000 shares of Common Stock at no par value, of which 30,000,000 shares are currently issued and outstanding. Each record holder of our common stock is entitled to one vote for each share held on all matters properly submitted to the stockholders for their vote. The Articles of Incorporation do not permit cumulative voting for the election of directors.

 Holders of outstanding shares of our common stock are entitled to such dividends as may be declared from time to time by the Board of Directors out of legally available funds; and, in the event of liquidation, dissolution or winding up our affairs, holders are entitled to receive, ratably, our net assets which are available to stockholders after distribution is made to the preferred stockholders, if any, who are given preferred rights upon liquidation. Holders of outstanding shares of common stock have no preemptive, conversion or redemptive rights.

 Preferred Stock

 The Articles of Incorporation authorize the issuance of up to 10,000,000 shares of preferred stock, no par value, which may be issued in one or more series at the discretion of the Board of Directors. There is no preferred stock currently issued or outstanding.


                                       INTEREST OF NAMED EXPERTS AND COUNSEL



 No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any part of its subsidiaries. Nor was any such person connected with the registrant or any of its subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.



                                                      EXPERTS




The consolidated financial statements of Worldwide Manufacturing USA, Inc., which include the balance sheets as of December 31, 2002 and 2001, and the related statements of operations, stockholders' deficiency and cash flows for the years ended December 31, 2002 and 2001 included in this prospectus have been audited by Comiskey & Company, P.C., independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.





DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT
 LIABILITIES

 As permitted by Colorado law, the Company's Articles of Incorporation provide that the Company will indemnify its directors and officers against expenses and liabilities they incur to defend, settle, or satisfy any civil or criminal action brought against them on account of their being, or having been, Company directors or officers unless, in any such action, they are adjudged to have acted with gross negligence or willful misconduct.


 Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

Background
Worldwide was incorporated under the laws of the State of Colorado on March 17, 2000, under the name of Tabatha III, Inc. We changed our name to Worldwide Manufacturing USA, Inc. on November 3, 2003. We were formed as a "blind pool" or "blank check" company whose business plan was to seek to acquire a business opportunity through completion of a merger, exchange of stock, or other similar type of transaction. In furtherance of our business plan, we voluntarily elected to become subject to the periodic reporting obligations of the Securities Exchange Act of 1934 by filing a registration statement on Form 10SB. Prior to our identification of Worldwide Manufacturing USA, Inc., a privately-held California corporation, ("Worldwide USA") as an acquisition target, our only business activities were the organizational activities described above, including registration under the Securities Exchange Act of 1934, and efforts to locate a suitable business opportunity for acquisition. On September 30, 2003, we acquired all of the issued and outstanding common stock of Worldwide USA in a share exchange transaction. We issued 27,900,000 shares in the share exchange transaction for 100% or 10,000 of the issued and outstanding shares of Worldwide USA's common stock. As a result of the share exchange transaction, Worldwide USA became our wholly-owned subsidiary. The former stockholders of Worldwide USA acquired 93% of our issued and outstanding common stock as a result of completion of the share exchange transaction. Therefore, although Worldwide USA became our wholly-owned subsidiary, the transaction was accounted for as a recapitalization of Worldwide USA, whereby Worldwide USA is deemed to be the accounting acquirer and is deemed to have adopted our capital structure. No finder's fee was laid to any person in connection with the transaction. All operating activities are carried out through Worldwide USA as our wholly-owned subsidiary, and Worldwide USA's wholly-owned subsidiary, Shanghai Intech Electro-Mechanical Products Co., Ltd. ("Intech"). Intech was incorporated as a United States subsidiary doing business in China, registered in the city of Shanghai, China in 1997. Worldwide is an engineering firm specializing in manufacturing, and Worldwide contracts with factories in China to produce its varied goods. Intech employs (30) thirty engineers in Shanghai. As an engineering firm, Intech provides technical advisory, design, delivery material procurement and manufacturing quality control services to companies in the United States seeking to manufacture or purchase components from the manufacture or purchase components from manufacturers in China. Worldwide does not have operations throughout the world, but only in the state of California and the Peoples Republic of China. General Incorporated in California in 1996, Worldwide Manufacturing USA, Inc. is an engineering firm specializing in manufacturing and contract manufacturing. Its products are manufactured in factories in China. A contract manufacturer locates factories capable of producing customer parts according to desired specifications and quality standards imposed by the customer. The contract manufacturer hires subcontractors (factories) that provide the plant, equipment, manufacturing working capital and factory labor. Worldwide provides sales, management, production control and technical support. Worldwide's goal is to timely deliver high quality components at manufacturing costs that are at least fifty percent (50%) less than what Worldwide's customers would pay for similar parts in the United States. As a contract manufacturer, Worldwide does not manufacture customer parts, but subcontracts to factories that produces these parts. Worldwide's role is to ensure that the parts meet specifications and quality standards imposed by our customers. Worldwide does not have operations throughout the world, but only in the state of California and the Peoples Republic of China. Worldwide's website address is www.wwmusa.com Worldwide provides its services to several companies in the United States, primarily in the aerospace, automotive, and electronics industries. Although Worldwide initially focused on manufacturing components for the high tech industry, Worldwide's CEO, Jimmy Wang, realizes that through Worldwide's business model, the company has the ability to arrange for the manufacture of products, parts, and components for a broad number of industries. Worldwide currently arranges for the manufacture of components and products for a wide
variety  of  customers.   In order to  ensure  a  consistently  high-quality
product, it is imperative for a company in the contract manufacturing business to have a local quality control team. The team's responsibility is to institute quality control procedures that ensure the quality of products from start to
finish.   Through  Worldwide's  wholly-owned  subsidiary in Shanghai,  Intech
Electro-Mechanical Products Co., Ltd. (hereinafter, "Intech"), Worldwide employs thirty (30) staff engineers. As an engineering firm, Intech provides technical advice, design, delivery, material procurement, and manufacturing quality control services to companies in the United States seeking to manufacture or purchase components from manufacturers in China. The quality control procedures used by Intech and Worldwide are described below from start to finish: After receiving a request for parts from a customer, one of Intech's material engineers will first study the material and then contact the customer's engineer to get an idea of the application of that part in order to decide if the material can be purchased from a Chinese material supplier opposed to United States suppliers, which are more expensive. If permission is given, that engineer will provide the customer's engineer with all the chemical and physical data of the Chinese material, which is closest in features to that of the material called for by the drawing for approval. After the material issue is resolved, one of our electronics or mechanical or fiber optic engineers will study the drawing and contact the customer's engineers to get an idea of the application for that part in order to propose some kind of engineering changes for the purpose of low cost production. Our price proposal will not be made until all the technical questions are answered. In many cases, our first proposal includes two alternative prices and deliveries from which a customer may choose. These price schedules include an "A," and "B," with a "C" pricing as a variation of the "A" and "B" price schedule. Price A is 100% based on the request for proposal with no modifications. Usually the price is higher and delivery time is longer. American materials costs, plus internal shipping costs are usually much higher than the cost of Chinese material and also takes a longer time for the Chinese factory to receive it. Generally, price A does not offer enough incentives for a customer to produce these parts using offshore manufacturing. Price B is based on the proposal with our suggested engineering and material changes. Price B is lower in price and the lead time is shorter. Price B is the price using materials from suppliers in China which are cheaper than United States' suppliers for the same material, as well as Worldwide's engineers in the design process. Price C is the final price and it is a compromise by the customer regarding its quality of materials used, whether the supplier is located (China or United States) and the engineering design, whether it is designed by our engineers where the cost is less, or by an outside engineering firm. In most cases, the customer accepts our partial suggestions for engineering and material changes; therefore, we re-quote with a "C" price and delivery proposal which falls between the "A" and "B" price structures. If we are successful with obtaining that order, our engineer writes the production and inspection procedures with all the considerations based on the information from the initial contacts with the customer's engineers. Shanghai Intech Electro-Mechanical Products Co., Ltd., the subsidiary of Worldwide Manufacturing, will compel the manufacturer to follow the procedures through a three-stage on-site inspection process and two incentive programs, both of which are described below. The purpose of the following inspection procedures are to ensure that the customer receives quality parts. There is no extra change to the customer for having these quality control procedures. Worldwide institutes these procedures on behalf of our customers and in order to better compete with other contract manufacturers. By providing high quality parts, it allows Worldwide to attract and retain contract manufacturing orders from our customers. As a contract manufacturer, Worldwide does not manufacture customer parts, but subcontracts to factories that produce these parts. Worldwide's role is to ensure that the parts meet specifications and quality standards imposed by our customer.

Material Audit (Inspection One)
Inspection one usually occurs during the first week after an order is issued to a factory. Intech's material engineer goes to that factory and conducts an on-site inspection. Other than a visual inspection, he/she will check both chemical and physical data on the material certificate. If that material comes from a reliable supplier, such as Dupont, GE, Corning, etc., he/she just takes the certificate and accepts it as if it were our certificate. Otherwise, our material engineer will re-inspect the material to make sure the chemical, physical and tensile strength data are in conformity with the specifications. Only with the signature of our material engineer, may the material be released to the production line for manufacturing. In-Process Inspection (Inspection Two) The second inspection happens usually during the second or third week after an order is issued to a factory. Without notifying the factory, our process engineer walks directly into the production line to make sure the factory is following our procedures. He/she measures and inspects the parts to ensure that the procedures and quality instructions are being followed. If any problem is found, our engineer has the power to stop the production and assist the factory in solving the procedural or quality issue to a complete resolution. Only with the signature of our onsite process engineer may the factory operator continue with the production. In-process inspection also serves the purpose of delivery control. If a process engineer finds a serious problem, which may delay the completion  of an order on time,  he/she  will  immediately  notify  Worldwide's
California  office for emergency  actions.  After  contacting the customer,  the
California office usually gives one of the following instructions to our Shanghai office: - the customer accepts the postponed date from the factory; the customer allows a few dates in the production cycle to be delayed, but does not accept our proposed delivery date. In this case, our Shanghai office either requests the factory to work overtime to finish the order on time, or switches from ocean shipping to air shipping or from air shipping to UPS express at our cost. - the customer does not approve a delay. In this case, we will require the factory to run production at full capacity regardless of the cost and change the shipping method from ocean to air or from air to UPS to meet the schedule. If all the efforts are exhausted and we still cannot finish that order, we will ship a partial order on time and make up the difference in the shortest time frame possible. Final Inspection (Inspection Three) When the Shanghai office is informed by a factory that production and inspections are completed, our inspection engineer goes to that factory with quality inspection tools. If a factory does not have the required equipment for an inspection, our inspector will open the boxes in the factory to take a random sample and return to Shanghai with selected samples to our own facility for inspection. The following is a typical inspection method for lots from 3,000 to 10,000 pieces. We take 200 samples from evenly scattered boxes, and if the inspector finds one piece defective, he will sample another 200 pieces. The lot will be rejected if a defective piece is found in the second sampling. The average rate of rejection due to defects for both a first and second sampling is five percent. Worldwide's quality control experience has helped us establish the following incentive programs to motivate the factories to obtain our quality and time requirements. Three Percent Incentive or Penalty Agreement with Manufacturers (Incentive Program One) To encourage a factory to effectively control quality on their own, we signed an agreement with most of the factories producing our parts for either receiving 103% or 97% of the originally determined payment amount from Worldwide's Shanghai office. If a lot costs $100,000 for Worldwide to buy and that lot is rejected with proof by our inspector during the first inspection, the payment will be reduced by 3%. The factory is going to receive a payment of $97,000.00 from Worldwide even if that lot is finally accepted after it has been re-worked. Otherwise, if the first inspection is passed, the payment to the factory is $103,000.00 instead of $100,000.00. So the difference is 3% ($3,000.00), which is considered by Chinese factories as a large enough incentive to provide the necessary quality control. Incentive Rewarding Program With Worldwide Inspectors (Incentive Program Two) The base salaries of our inspectors are very low compared to the base salaries of inspectors in the United States. About 70% of our inspectors' income is derived from incentive programs. If the lot is rejected by Worldwide's inspector during the first inspection, the inspecting engineer will get one-third of the $3,000.00, or $1,000.00. Even if the inspection he/she conducts is passed during the first inspection, he/she will get a half of a percent of the value of that shipment, as long as the shipment is eventually accepted by the customer. Our practice has proven the above quality control procedures to be very effective. This has allowed our rejection rates for the last few years to be less than two percent. Other than rigid quality controls and incentive programs, another important factor in attracting customers from the United States is the Kanban program. The Kanban program is an inventory system that stocks at least one month's supply of inventory needed to manufacture ordered parts. Thus, if Worldwide receives a contract with a scheduled six months or more of deliveries, we will stock at least one month's inventory in the California warehouse or a warehouse that is close to the customer's facility so a twenty-four hour delivery turn around may be accomplished. This process of stocking at least one month's worth of inventory is maintained until the entire contract is completed. We have won many new customers as a result of the Kanban inventory program. Using Kanban inventory controls at our California warehouse, and in some cases, at the warehouses located close to the customers' facilities, allows us to help customers meet challenges with working capital returns, and the need to have supply products necessary to complete manufacturing of those parts in a shorter period of time. Worldwide manages the entire production of its customers' products or components. Worldwide's engineers maintain the highest levels of quality by supervising all aspects of the manufacturing process. Worldwide's engineers write the production and inspection procedures, obtain the materials, audit and perform all of the in-progress and final inspections. To fulfill customers' orders, Worldwide engages subcontractors located around the Shanghai area of China. Worldwide receives a fifty percent (50%) down payment from its customers for tooling necessary to produce the desired parts. This money for tooling is paid to the factory in China selected to produce the customer's order. Once the order for the customer is produced and accepted by the customer, the customer is billed for the rest of the tooling as well as for the parts. The customer has sixty (60) days to mail the full payment to Worldwide. All of Worldwide's active subcontractors have received the International Standard Organization-9000 certification. ISO-9000 certifications are certificates issued by the International Manufacturing Board that rates the quality of manufacturers on the basis of that factory producing consistent quality parts. These certifications are issued to each factory after its management receives the prerequisite training. The unique business relationships between Worldwide and its subcontractors has allowed Worldwide to sharply reduce its customers' manufacturing costs, and at the same time maintain high standards of quality and meet delivery schedules. Worldwide's success stems from the following factors, which helps Worldwide to have a competitive edge over many other offshore sales and contract manufacturers. Worldwide has a wide range of manufacturing capability as a result of - being able to handle almost everything in the hardware category of the hi-tech industry; - providing engineering services, and
- the ability to coordinate and plan for complete turnkey assemblies. Worldwide's quality control is highly effective as a result of: - setting inspection criterion for manufacturers; - conducting material auditing, in process inspection, and the final inspection; - signing three percent incentive and penalty agreements with manufacturers, and - providing incentive-reward packages to Worldwide's quality control employees. Worldwide's quick turn-around time compared with other offshore suppliers is ensured by: - committing 60-75 days for completing difficult tooling and two-to-six weeks for easy tooling; -committing 30-60 days for first delivery, and seven days for the deliveries afterwards; - inspectors tracking production progress, and - signing three percent incentive and penalty agreements with manufacturers Worldwide's pricing is competitive. On average, there is a 50% discount in prices compared to domestic suppliers, including the costs of international shipping and duty costs. Worldwide offers: - significant flexibility towards customers' needs; it hires local people to inspect the quality of the parts; - it arranges Kanban inventory for 24-hour delivery; - it responds quickly to customer questions and concerns. Additionally, Worldwide has a customer reception office at its Shanghai subsidiary which makes arrangements for its customers' airline tickets and hotels at a discounted rate, along with providing local transportation and language interpretation. Worldwide is able to provide its customers with the considerable cost advantages while eliminating the disadvantages of quality and delivery issues frequently experienced by companies which have direct contracts with manufacturers in China. Since Worldwide primarily employs engineers and engages a broad variety of subcontractors, Worldwide is able to manufacture parts for a broad range of industries. As demand for manufacturing slows for a particular product, industry or sector, Worldwide is able to remain flexible as a result of its being in a position to pursue opportunities to manufacture other products. Even as the United States' economy slowed down, from 2001 to 2002,
Worldwide realized over 20% growth in net sales. Net sales in 2001 were $3,551,656 compared to $4,434,213 in 2002. Net profit improved from $161,930 in 2001 to $425,542 in 2002, representing a 38% increase in profits. Suppliers and Customers Worldwide's largest suppliers are Shanghai Xinli Trading Company Ltd. and Ningbo Hengda Metal Products Co. Ltd. accounted for 50% or 709,504 of the total materials purchased by Worldwide for the period ending September 30, 2003. In the year ending December 31, 2002 these material purchases accounted for 50% or 1,382,504 or 54% of our manufacturing supplies. As of December 31, 2001 these suppliers accounted for 69% or 1,413,636 of the materials purchased by Worldwide. The customers listed below represented approximately 39% of Worldwide's revenues both in 2002 and nine months ending September 30, 2003. Worldwide Manufacturing has no agreements with any of these suppliers." Name of Amount of Sales % of Sales Amount of Sales %of Sales Customer Nine Mo. Ending 9/30/02 9 mo. ended 9/30/03 Joslyn Manufacturing 990,620 17.8 753,816 17.1 Co.
LLC Joslyn Sunbank Inc. 525,697 9.5 399,079 9.2 Radio Waves Corp 374,866 6.7 310,394 7.1 (Smith Industry) Teleflex Electrical Inc. 325,616 5.9 266,052 6.3 Competition Worldwide strives to ensure quality and provide low cost to customers so that it can remain competitive. The contract manufacturing service industry remains as a strongly competitive industry. There are hundreds of companies, many larger than Worldwide, that have substantially greater manufacturing, financial, research and development, engineering and marketing resources. Worldwide Manufacturing is a small competitor in this multi billion dollar industry. If overall demand for contract manufacturing services should decrease, this could result in substantial pricing pressure which would negatively affect revenue and net profit for Worldwide.

Employees
Worldwide currently employs forty-three (43) part-time workers of which 30 employees are staff engineers working at Worldwide's wholly owned subsidiary Intech in Shanghi, China. The remaining 13 employees work at the California office in San Bruno. Five of these employees are in sales with the remaining eight employees working in support and administrative roles. Properties On May 1, 2003, Worldwide entered into a 60 month lease for 6825 square feet of office/ warehouse space located at 1142 Cherry Avenue in San Bruno, California. The rent per month is $6893.25 with rent increasing three percent each year with the last year's rent of the lease being $7758.41. The Company has office/ warehouse space located in Shanghai, China. On June 1, 2001, Shanghai Intech Electro-Mechanical entered into a lease for $2,690 per month for approximately 1,800 square feet of rentable space. The term of this lease expires May 31, 2004




MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS
DISCLAIMER REGARDING FORWARD LOOKING STATEMENTS
Certain statements in this prospectus which are not statements of historical fact are what are known as "forward-looking statements," which are basically statements about the future. For that reason, these statements involve risk and uncertainty since no one can accurately predict the future. Words such as "plans," "intends," "hopes," "seeks," "anticipates," "expects, "and the like, often identify such forward looking statements, but are not the only indication that a statement is a forward-looking statement. Such forward-looking statements include statements concerning our plans and objectives with respect to our present and future operations, and statements which express or imply that such present and future operations will or may produce revenues, income or profits. In evaluating these forward-looking statements, you should consider various factors, including those described in this prospectus under the heading "Risk Factors" beginning on page 4. These and other factors may cause our actual results to differ materially from any forward- looking statement. We caution you not to place undue reliance on these forward-looking statements. Although we base these forward-looking statements on our expectations, assumptions, and projections about future events, actual events and results may differ materially, and our expectations, assumptions, and projections may prove to be inaccurate. The forward-looking statements speak only as of the date hereof, and we expressly disclaim any obligation to publicly release the results of any revisions to these forward-looking statements to reflect events or circumstances after the date of this filing. FINANCIAL CONDITION As of September 30, 2003, the current assets of Worldwide were $1,503,912 compared to current assets in year ending December 31, 2002 of $1,038,475. This represents an increase of $465,437 or approximately 45%. The increase in current assets was the result of increases in accounts receivables of $506,642 due to an increase in customer orders. Current assets increased $192,274 or 23% from December 31, 2001 to December 31,
2002. The current assets on December 31, 2002 were 1,038,475 compared to $846,201 on December 31, 2001. This increase was the result of inventory rising $112,898 due to management's decision to increase inventory to create a faster turn-around for customer orders. Current liabilities at September 30, 2003 totaled $1,681,762 compared with $963,114 at December 31, 2002. This represents an increase of $718,648 or 75% increase in current liabilities due primarily to increases reflecting fluctuations in trade accounts payable and short-term borrowing. On December 31, 2002 current liabilities were $963,114, and on December 31, 2001 current liabilities were $1,054,145, or a decrease of $91,031, or 8% due to decreases in accrued expenses. Total assets were $2,342,951 at September 30, 2003 as compared with $1,443,162 on December 31, 2002. This increase of $900,789 or 62% was the result of the acquisition of fixed assets for Intech in Shanghai, China of approximately $400,000 in the first quarter of
2003 and the increase in current assets as described above. On December 31, 2002, total assets were $1,443,162 compared to total assets of $1,251,079 on December 31, 2001. This is an increase of $192,083 or 15%. This was the result of increases in inventory of $112,898 as described above, as well as an increase in equipment of $14,894. RESULTS OF OPERATIONS Net sales for the nine months ending September 30, 2003 to September 30, 2002 increased $1,580,547, or approximately 51%. Gross profit increased slightly by $14,158, from $1,407,869 (46% of sales) for the nine months ended September 30, 2002 to $1,422,827, (31% of sales) for the nine months ended September 30, 2003. The profit margin decreased due to a single sale representing approximately 10% of the period's volume at a 10% margin as a result of price competition in the market. This sale was made to Grinn Semiconductor in the first quarter of 2003. In hopes of attracting more lucrative contracts from Grinn Semiconductors, Worldwide's management provided a bid with a 10% profit margin in order to obtain the business. At this time there was considerable weakness in the semiconductor industry and competition was intense with profit margins of approximately
10%-12%. Since that time, profit margins have increased and there has been a rebound in the semiconductor industry. It is not anticipated that gross profit margin will decline in the future. The Company continues to concentrate on obtaining orders that will provide a targeted 40% plus gross margin, similar to that experienced in the years ending 2002 and 2001. Gross margins in those periods were 43% and 42% respectively. The costs of goods sold for the nine months ending September 30, 2003 was $3,227,240 compared to $2,560,193 on December 31, 2002. This increase was $667,047 or 26%. Cost of goods sold increased as the result of the sale to Grinn Semiconductor as described above where only a 10% profit margin was realized. Net profit in September 30, 2003 was $388,416 compared to $425,542 or a decrease of $37,126 or 8% due to the sale to Grinn Semiconductor. For the year ended December 31, 2002 cost of goods sold was $2,560,193 compared to cost of goods sold of $2,048,748 an increase of $511,445 or 25%, due to the increase in sales of $882,557 or 25% from sales of $4,434,213 on December 31, 2002 compared to sales of $3,551,656 on December 31, 2001. Net profit on December 31, 2002 was $425,542 compared to net profit of $161,930 on December 31, 20901 or an increase of net profit of $263,612 or a 163%. This increase in net profit was the result of the increase in sales of $511,445 as described above. Net sales for the year ended December 31, 2002 increased $882,557 over the year December 31, 2001, an increase of 25%. Gross profit increased accordingly, from $ 1,502,908 in 2001 to $1,874,020 in 2002, an increase of 25%. This was offset slightly by an increase of 93,183 in general and administrative expenses, resulting in an increase in net income of $263,612 for 2002 as compared with 2001. Net profits were also affected by an increase of $8,280 in general and administrative expenses for the nine months September 30, 2003 as compared with September 30, 2002. These general and administrative costs include increased personnel costs and expenses associated with the Company becoming a public company. Upon consummation of the stock transfer and exchange with Tabatha III, effective September 30, 2003, the election by Worldwide Manufacturing USA, Inc. to be taxed at the shareholder level was terminated. The termination of the Company's S election will affect profitability and result in increased liabilities in future periods as compared with the historical financial statements, since federal and state income tax will become a corporate expense. There will be a lesser impact on net equity in future periods since the historical financial statements include dividend distributions taken by the Company's shareholders to offset income taxes attributable to corporate earnings taxed on their personal returns. LIQUIDITY If a significant increase in demand for our products should arise, Worldwide has established a $250,000 line of credit with Citibank. Under the terms of a revolving credit agreement with Citibank, Worldwide may borrow up to $250,000 at 1.5% above the Bank's prime interest rate through March 5, 2004 (5.75% at December 31, 2002). There is an annual fee of $1,250. Funds from these borrowing may b used for any purpose. The revolving line of credit is secured by all assets of Worldwide Manufacturing USA, Inc., and guaranteed by its officers. At December 31, 2002, $242,745 was available on this line of credit. In addition, net profits of the Company will be used in order to provide capital for the expansion of inventory held for the convenience of customers, and for acquiring additional equipment, if needed. Worldwide from time to time borrows money from Jimmy and Mindy Wang under the term of a revolving credit agreement bearing interest of 6%. The Company also has an unsecured credit line with Key Bank accruing interest at 6% through November 18, 2003. The amount of the unsecured line of credit was $50,000. The Company did not renew this line of credit. At September 30, 2003 the full amount was drawn and none was available On June 30, 2003, Jimmy and Mindy Wang loaned Worldwide $174,751 for operating capital for June 30, 2003. This Promissory Note accrued interest at the rate of six percent per year, with a due date of June 30, 2005. This note was paid in full as of September 30, 2003. Jimmy and Mindy Wang are under no legal obligation to loan monies to Worldwide. Additionally there exists no agreement for a revolving line of credit between Jimmy and Mindy Wang and the Company. Operating cash flows declined from December 2001 to December 2002. This is primarily attributable to management's decision to build up an inventory of frequently ordered parts for certain of its larger customers. Worldwide also experienced an increase in accounts receivable attributable to a large customer not paying for a significant December shipment until the first week of 2003. The month of December 2002 also saw increased purchases from three of Worldwide's major customers as a result of marketing incentives. To the extent that it is possible for Worldwide to delay, without penalty , the payments of certain vendors, Worldwide will do so in order to compensate for cash flow trends in receivables and inventory. Additionally, Worldwide has lines of credit from a bank and has received short term working capital loans from its officers as necessary. During the nine month periods ending September 30, 2003, net cash provided by operations was $168,093, as compared with $152,978 used in the comparative period of 2002. During the fiscal years ending December 31, 2002 and 2001, net cash provided by operations was $63,729 and $394,134, respectively. This reflects Worldwide's increased volume resulting in larger receivables and payables and an overall increase in inventory levels in 2003. Worldwide has funded this through increased payment terms with its vendors. PLAN OF OPERATION Worldwide is presently exploring doing joint ventures with factories in China. Only preliminary discussions have taken place with several factories; however, no agreements, commitments or further discussions have taken place
                                  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

From time to time, officers and directors loan money toWorldwide under the terms of a revolving credit agreement bearing interest at 6%. As of September 30, 2003, the total of said loans was $ 0 and at December 31, 2002 it was $54,000, plus interest at 6%. This note was from Jimmy and Mindy Wang, President and Secretary, respectively. Jimmy and Mindy Wang are husband and wife. In the past two years Jimmy and Mindy Wang have loaned the Company $174,751 in June 30 2003 for operating capital and $150,000 on December 31, 2002 for deferred compensation not paid to Jimmy Wang for the years 2000, 2001 and 2002. This compensation was deferred by Jimmy Wang, President, in order to preserve operating capital for Worldwide Manufacturing during those periods. At December 31, 2002, the Company is obligated in the amount of $150,000 to Jimmy and Mindy Wang pursuant to a deferred compensation agreement applicable to the years 2000, 2001 and 2002. The deferred compensation obligation is payable December 31, 2005, plus accrued and unpaid interest at 10%. Robert Smith, then President of Tabatha III, Diane Thelen, then Secretary and Treasurer of Tabatha III and John Ballard, a major shareholder of Tabatha III owning more than 10% of Tabatha III, are the founders of the blank check company (Tabatha III, Inc.). The above individuals purchased 300,000 shares for cash of $.005 per share and were issued 2,700,000 shares, or $13,500, for services on or about March 17, 2000, when Tabatha III, Inc. was incorporated under the laws of Colorado.
                        MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS There is no established market for our shares. Our stock is not yet quoted on the OTC Bulletin Board or on any other public market and we have not applied for listing or quotation on any public market. We currently have a total of 30,000,000 shares outstanding, all of which constitute "restricted securities" as that term is defined in Rule 144 under the Securities Act of 1933. A total of 210,000 of our presently issued and outstanding shares which consist of shares held by persons who were shareholders of Tabatha III Inc., prior to the date of completion of the share exchange transaction with Worldwide, Inc., may currently be eligible for resale in accordance with the provisions of Rule 144 by virtue of having been held for the required minimum holding period of one year. However, a recent SEC interpretation indicated that, in certain circumstances, Rule 144 is not available for resales of shares which were originally issued to promoters or affiliates of blank check companies. To this extent the holders of these shares may not rely on Rule 144 to make resales, such shares may be
offered and sold only pursuant to an effective  registration  statement.   On
December 4, 2000, Kip Pedrie, a previous director of Tabatha III, was issued warrants to purchase 2,660,000 shares of common stock at $.05 per share. On March 23, 2003 Kip Pedrie resigned from the Board of Directors of Tabatha III due to increase job and family responsibilities. He voluntarily cancelled his warrants since he could not fulfill his duties to Tabatha III. As of September 30, 2003, there are 37 shareholders of record of Worldwide' common stock. There are no preferred shares of stock issued or outstanding warrants. No dividends have been paid by Tabatha III, Worldwide Manufacturing, USA, Inc., or Intech to date. Worldwide does not expect to pay dividends in the forseeable future.
                                              EXECUTIVE COMPENSATION

Worldwide USA pays annual salaries of $60,000 to Jimmy Wang, President, $36,000 to Mindy Wang, Controller, and beginning in September, 2003, an annual salary of $24,000 will be paid to John Ballard, Chief Financial Officer. Stock awards and options will be decided by the Board of Directors at a later date based on fiscal 2003 financial performance. There are no employment agreements between the Worldwide and its officers and directors. In the periods from fiscal year 2000 to 2002 it was a Worldwide USA policy to provide $25,000 to each member of the Board of Directors of Worldwide for the additional responsibilities and duties as board members. As of September 30, 2003 with the transition from a Subchapter S Corporation to a C Corporation it was decided by management of Worldwide USA that $25,000 per year in compensation will no longer be given to board members. Presently, no board member, officer, director or employee has any stock options. There are no retirement plans in place. Summary Compensation Table Name Principal Year Salary Bonus Other Annual Stock Securities LTIP Other
Position                      Compensation   Awards  Underlining  Payouts  Comp.
                                                                        Options
Jimmy Wang President, CEO 2000 $42,000 0 $102,836(1) 0 0 0 $25,000(2) Jimmy Wang
President, CEO 2001 $60,000 0 $127,342(1) 0 0 0 $25,000(2) Jimmy Wang President,
CEO 2002 $55,000 0 $103,953(1) 0 0 0 $25,000(2) Mindy Wang Secretary,  Treasurer
2000 $36,000 0 $102,836(1) 0 0 0 $25,000(2) Mindy Wang Controller 2001 $36,000 0
$127,342(1)  0 0 0 $25,000(2)  Mindy Wang  Secretary,  Treasurer  2002 $36,000 0
$103,953(1) 0 0 0 $25,000(2) (1) Distributions of S-Corporation income and interest on deferred compensation arrangement. (2) Deferred compensation accrued for the year, payable in 2005. In the periods from fiscal year 2000 to 2002 it was a Worldwide USA policy to provide $25,000 to each member of the Board of Directors of Worldwide for the additional responsibilities and duties as board members. As of September 30, 2003 with the transition from a Subchapter S Corporation to a C Corporation it was decided by management of Worldwide USA that $25,000 per year in compensation will no longer be given to board members. Presently, no board member, officer, director or employee has any stock options. There are no retirement plans in place. There are no non-competition agreements with any of Worldwide's employees TRANSFER AGENT The Company's Transfer Agent is Computershare Trust Company, Inc., 350 Indiana Street, Suite 800, Golden, Colorado 80401. AVAILABLE INFORMATION We are subject to the reporting requirements of the Exchange Act and the rules and regulations promulgated thereunder, and, therefore, we file reports, information statements or other information with the Securities and Exchange Commission. This prospectus is part of a Registration Statement which we filed with the Securities and Exchange Commission in accordance with its rules and regulations. Copies of the registration statement, including the exhibits to the Registration Statement and other material that is not included herein, may be inspected, without charge, at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such materials may be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. In addition, the Commission maintains a site on the World Wide Web at http://www.sec.gov that contains reports, information and information statements and other information regarding registrants that file electronically with the Commission.




LEGAL MATTERS


The legal issuance of the shares being offered by this prospectus has been passed upon by the law firm of Hand & Hand, a professional corporation, Dana Point, California.

FINANCIAL STATEMENTS

INDEX TO FINANCIAL STATEMENTS

WORLDWIDE MANUFACTURING USA, INC. AND SUBSIDIARY
Audited Financial Statements for the Years Ended December 31, 2002 and 2001:

Report of Independent Public Accountants

Consolidated Balance Sheet
Consolidated Income Statements

Consolidated Statements of Cash Flow

Notes to Consolidated Financial Statements

Unaudited Financial Statements for the nine month period ended September 30, 2003 and 2002:

Consolidated Balance Sheet (Unaudited)
September 30, 2003

Consolidated Income Statements (Unaudited) for the three and nine month periods ended September 30, 2003 and 2002

Consolidated Statements of Cash Flows (Unaudited) for the nine months ended September 30, 2003 and 2002

Notes to financial statements











 Exhibit (a) - Audited financial statements of Worldwide Manufacturing USA, Inc. and Subsidiary for the years ended December 31, 2002 and 2001.






                               WORLDWIDE MANUFACTURING USA, INC. AND SUBSIDIARY
                                 FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001





                                                     I N D E X


 REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

 CONSOLIDATED BALANCE SHEET

 CONSOLIDATED INCOME STATEMENTS

 CONSOLIDATED STATEMENTS OF CASH FLOW

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                      REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


 The Board of Directors and Stockholders of
 Worldwide Manufacturing USA, Inc.
 San Bruno, CA

 We have audited the accompanying consolidated balance sheets of Worldwide Manufacturing USA, Inc. as of December 31, 2002 and 2001, and the related consolidated statements of income and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

 We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

 In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Worldwide Manufacturing USA, Inc. as of December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America.

 Denver, Colorado
 August 29, 2003

                                                       /s/ Comiskey & Company
                                                       PROFESSIONAL CORPORATION



   --
                               Worldwide Manufacturing USA Inc. and Subsidiary
   --
                                             CONSOLIDATED BALANCE SHEET
   ---
   --
                                             December 31, 2002 and 2001
   ---

  ----------
  ----------  ---------                     2001
                                                                                            ----
ASSETS                                                                                    2002
  ----------

  ----------
  ----------
  ---------
CURRENT ASSETS
  ----------
  ----------
  ---------          $       378,226
  Cash & cash equivalents                                                      $       215,332
  ----------
  ---------                  451,710
  Accounts receivable                                                                  677,868
  ----------
  ---------
  Inventories                                                                          112,898                      -
  ----------
  ---------                  16,265
  Other current assets                                                                 32,377
  ----------

  ----------
  ----------
  ---------                  846,201
  Total Current Assets                                                               1,038,475
  ----------

  ----------
  ----------
  ---------
INVESTMENTS AND LONG-TERM RECEIVABLES
  ----------
  ----------
  ---------                  130,000
  Advances to suppliers                                                                111,594
  ----------
  ---------                 166,244
  Other long term receivables                                                         169,565
  ----------
                                                                                           296,244
                                                                                       281,159
  ----------

  ----------
  ----------
  ---------                 108,634
  Total Property and Equipment (net)                                                  123,528
  ----------

  ----------
  ----------
  ---------         $     1,251,079
                                                                                                =    ===============
Total Assets                                                                   $    1,443,162
                                                                           =   ==============
  ----------

  ---------- -
  ------------
  -----------
             LIABILITIES AND STOCKHOLDERS' EQUITY
  ------------
  ----------
  ----------
  ----------
  ---------

CURRENT LIABILITIES
  ----------
  ----------
  ---------                        $
  Notes payable to shareholders                                               $         54,000                      -
  ----------
  ---------                   99,983
  Lines of credit
                                                                                        57,255
  ----------
  ---------                  685,053
  Accounts payable                                                                     816,008
  ----------
  ---------                  123,145
  Accrued expenses
                                                                                        35,851
  ----------
  ---------                 145,964
                                                                                                ------------ -------
  Other current liabilities
                                                                                            -
  ----------

  ----------
  ----------
  ---------                1,054,145
  Total Current Liabilities                                                            963,114
  ----------

  ----------
  ----------
  ---------                  100,000
LONG-TERM LIABILITIES - Deferred compensation payable                                  150,000
  ----------

  ----------
  ----------
  ---------
STOCKHOLDERS' EQUITY
  ----------
  ----------
  ---------
  Common stock, no par value, 100,000 shares authorized,
  ----------
  ----------
  ---------                   34,871
     10,000 shares issued and outstanding
                                                                                        34,871
  ----------
  ---------
  Additional paid-in capital                                                                                        -
                                                                                             -
  ----------
  ---------                  62,063
  Retained earnings                                                                   295,177
  ----------

  ----------
  ----------
  ---------                  96,934
Total Stockholders' Equity                                                            330,048
  ----------

  ----------
  ----------
  ---------        $      1,251,079
                                                                                                =   ================
Total Liabilities and Stockholders' Equity                                       $  1,443,162
                                                                           =     ============
  ----------

                      The accompanying notes are an integral part of the financial statements.

                              Worldwide Manufacturing USA Inc. and Subsidiary
                                       CONSOLIDATED INCOME STATEMENTS
                               For the years ended December 31, 2002 and 2001

                                                                                    2002               2001
                                                                                    -----              ----

Net sales                                                                     $ 4,434,213     $    3,551,656

Cost of goods sold                                                             2,560,193
                                                                                                  2,048,748

Gross profit                                                                    1,874,020
                                                                                                   1,502,908
Other operating revenue
                                                                                     929                  -
                                                                                     ---- -------------   -
                                                                                1,894,849
                                                                                                   1,502,908

Operating expenses
General & administrative                                                       1,440,720
                                                                                                  1,347,537
                                                                                1,440,720
                                                                                                   1,347,537

Operating income(loss)                                                            454,129
                                                                                                     155,371

Financial income (expenses)
Interest income
                                                                                    3,868             21,724
Interest expense
                                                                                 (17,144)           (18,790)
Government grant                                                                    4,589
                                                                                                      3,625
                                                                                                      -----
                                                                                  (8,687)             6,559
                                                                                  ------- -           -----

Net Income (loss)
                                                                                  425,542            161,930

Retained earnings
Balance, beginning of period                                                       62,063
                                                                                                     139,054
Less shareholder distributions
                                                                                 192,428            238,921
                                                                                 --------           -------

Balance, end of period                                                     $     295,177    $        62,063
                                                                           ==============   ===============

Earnings per share - basic                                              $           0.01  $            0.01
                                                                        ================= =================

Weighted average shares outstanding (1)                                       30,000,000         30,000,000
                                                                              ===========        ==========

   (1) gives effect to acquisition by Tabatha III on September 30, 2003.

     ------------

     ------------



           The accompanying notes are an integral part of the financial statements.

                       Worldwide Manufacturing USA Inc. and Subsidiary
                             CONSOLIDATED  STATEMENTS OF CASH FLOW For the years
                        ended December 31, 2002 and 2001

                                                                                         2002              2001
                                                                                         ----              ----
 CASH FLOWS FROM OPERATING ACTIVITIES
    Net income (loss)                                                    $          425,542       $     161,930
    Adjustments to reconcile net income (loss) to net
    cash flows from operating activities
    Loss on disposal of fixed assets
                                                                        3,381                  724
       Depreciation
                                                                        27,167                 19,376
       (Increase) decrease in accounts receivable                                   (211,053)
                                                                                                      (120,530)
       (Increase) decrease in prepaid assets
                                                                        (16,112)                        (7,850)
       (Increase) decrease in inventories                                           (112,898)
                                                                                               -
       Increase (decrease) in accounts payable                                       180,960
                                                                                               116,516
       Increase (decrease) in other accrued liabilities
                                                                        (87,294)               173,968
       Increase (decrease) in other liabilities                                     (145,964)
                                                                                               50,000

    Net cash flows from operating activities
                                                                        63,729                 394,134

 CASH FLOWS FROM INVESTING ACTIVITIES
    Purchases of fixed assets
                                                                        45,467                 91,975
                                                                        -------                ------

    Net cash flows from investing activities
                                                                        45,467                 91,975

 CASH FLOWS FROM FINANCING ACTIVITIES
    Proceeds from notes payable and credit lines
                                                                                       11,272           (6,825)
    Shareholder withdrawals                                                         (192,428)
                                                                                                      (239,765)

    Net cash flows from financing activities                                        (181,156)
                                                                        --
                                                                                                      (246,590)


       NET INCREASE (DECREASE) IN CASH                                              (162,894)
                                                                                                         55,569

       CASH AT BEGINNING OF YEAR                                                     378,226
                                                                                                       322,657

       CASH AT END OF YEAR                                               $           215,332      $     378,226
                                                                        =====================  =  =============

 Supplemental Disclosures
 Cash Paid During the Year for:
    Interest                                                             $            15,453         $
                                                                        =====================  =     =
                                                                                                        17,824

                      The accompanying notes are an integral part of the financial statements.

                                         Worldwide Manufacturing USA, Inc.

                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                             December 31, 2002 and 2001


 1.       Description of Business and Summary of Significant Accounting Policies

 Description of Business


 Worldwide Manufacturing USA, Inc., a California corporation is a manufacturing engineering firm and international contract manufacturer, using factories in China. Worldwide provides services to several companies in the U.S., primarily the aerospace, automotive, and electronics industries. Worldwide employs thirty staff engineers through its wholly-owned subsidiary, Shanghai Intech Electro-Mechanical Products Co, Ltd. ("Intech"). Intech provides technical advisory, design, delivery, material procurement, and manufacturing quality control services. Worldwide used its engineers to write the production and inspection procedures, manages the production process, conducts quality control audits and in-progress and final inspections of the customers' products.

 Principles of Consolidation

 The accompanying financial statements include Worldwide Manufacturing USA, Inc. and its wholly-owned subsidiary, Intech. Intercompany transactions have been eliminated in consolidation.

 Property, Equipment and Depreciation

 Buildings and equipment are capitalized at historical cost, and are depreciated over the useful lives of the property and equipment as follows:



              ----------  25 years
             Buildings
              ----------  20  years
             Land improvements
              -----------
              ----------  15 years
             Industrial Equipment
              -----------
              ----------  10 years
             Furniture and fixtures
              -----------
              ----------  6 years
             Vehicles
              -----------
              ----------  5 years
             Electronic equipment/computers
              -----------



 Repairs and Maintenance
 Repairs and maintenance of a routine nature are charged as incurred to periodic income, while those which extend or improve the life of existing assets are capitalized.

 Inventory
 Inventory, consisting of finished goods inventory of manufactured products, is stated at the lower of cost or market on a first-in, first-out basis. The Company has not recorded an allowance for slow-moving or obsolete inventory. Obsolete inventory at December 31, 2002 and 2001 was minimal, and immaterial to the financial statements.



 Revenue Recognition
 Recognition of Revenue - Income from sales of goods is recognized when the orders are completed and shipped, provided that collection of the resulting receivable is reasonably assured. Substantially all of the Company's
 goods are shipped F.O.B. shipping point.    Amounts billed to customers are
 recorded as sales while the shipping costs are included in cost of sales.  The


                                         Worldwide Manufacturing USA, Inc.


                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                             December 31, 2002 and 2001




 Company's return policy on defective parts is as follows: Custom parts may only be exchanged for replacement parts within 30 days of the invoice. Catalogue parts, which can be resold, may be exchanged for replacement parts or for a refund. Revenue from non-refundable customer tooling deposits is recognized when the materials are shipped or when the deposit is forfeited, whichever is earlier.





 Advertising Costs

 Costs associated with advertising are expensed in the year incurred.

 Income Taxes
 The shareholders of the Company have elected for it to be taxed as a "Subchapter S" corporation, consequently, no income taxes are recorded in the financial statements.

 Intangibles
 Patent costs and other identifiable intangibles are capitalized, and are amortized over useful lives of generally 15 years or less. Effective in 2001, Goodwill is not amortized, but is assessed for impairment annually.

 Research and Development
 Research and development costs are expensed as incurred.

 Cash and Equivalents
 For purposes of the statement of cash flows, the Company considered all highly liquid debt instruments purchased with an initial period of three months or less to be cash equivalents.

 Non-cash Equity Transactions
 Shares of other equity instruments issued for non-cash consideration will be recorded at the fair value of the consideration received, or at the value of the stock given, considered in reference to contemporaneous cash sales of stock.

 Foreign Currency Transactions and Translation
 Transaction gains and losses result from a change in exchange rates between the functional currency and the currency in which a foreign currency transaction is denominated. They represent an increase or decrease in (a) the actual functional current cash flows realized upon settlement of foreign currency transactions and (b) the expected functional currency cash flows on unsettled foreign currency transactions. All transaction gains and losses are included in other income or expense. For all years presented, sales to customers were primarily denominated in U.S. dollars.


 Assets and liabilities of Shanghai Intech Electro-Mechanical Products Co, Ltd. are translated into the US dollar at the prevailing exchange rate in effect at each period end. Revenue and expenses are translated into the US dollar at the average exchange rate during the reporting period. Contributed capital is translated into the US dollar at the historical exchange rate when capital was

                                         Worldwide Manufacturing USA, Inc.

                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                             December 31, 2002 and 2001

 injected. Any difference resulting from using the current rate, historical rate and average rate in determination of retained earnings is accounted for as a translation adjustment and reported as part of comprehensive income or loss in the equity section. Translation gains and losses have not been material in any year.


 Fair Value of Financial Instruments

 Unless otherwise indicated, the fair value of all reported assets and liabilities which represent financial instruments (none of which are held for trading purposes) approximate the carrying values of such instruments.

 Estimates in Financial Statements
 The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts. The more significant estimates include: useful lives and residual values for fixed assets, fair market values for inventory, goodwill and intangible impairment tests, reserves for warranty, returns, and product liability losses, and credit losses.


 2.     Nature of Operations, Risks, and Uncertainties


 Significant  Concentrations


 The Company has the following concentrations of business with customers and suppliers constituting greater than 10% of the Company's gross sales and purchasing volume:




                                                          2001
                                                                                         ----
                                                                        2002
            -----------                 23%
                                                                         15%             Customer A
            ------------
            -----------                  0%
                                                                         14%             Customer B
            ------------
            -----------                 11%
                                                                          6%             Customer C
            ------------

            ------------
            ------------
            -----------                 49%
                                                                         39%               Vendor A
            ------------
            -----------                 20%
                                                                         15%               Vendor B
            ------------

 The Company's customers in the aerospace, telecommunications, automotive, and electronics industries comprised the majority of its sales in 2002 and 2001.
 These four industries counted for 68% and 80% of the Company's sales, respectively, in 2002 and 2001.

 As part of the production process, the Company may be required by its suppliers to advance funds for tooling and other pre-production costs. Such tooling is in most cases owned by the suppliers, and is of value primarily for the specific needs of the Company's customers. The Company in turn requires its customers to provide a non-refundable down payment to cover such start up costs.  In

                                         Worldwide Manufacturing USA, Inc.

                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                             December 31, 2002 and 2001


 the event that a supplier is unable to fulfill its production agreements with the Company, management believes that other suppliers can be found for the Company's products. However, a change in suppliers would cause a delay in the production process, and could result in loss of tooling deposits and other supplier advances, which could negatively affect the Company's operating results.

 3.     Accounts and Notes Receivable
 The following is a summary of receivables at December 31,

                                                          2001
                                                                                         ----
                                                                        2002
            -----------           $ 451,710
                                                                    $677,868         Trade Accounts
            ------------
            -----------             130,000
                                                                     111,594  Advances to Suppliers
            ------------
            -----------             166,244
                                                                     169,565   Refundable GST taxes
            ------------

 At December 31, 2002 and 2001, accounts receivable in the amounts of $669,414 and $493,952 respectively, were pledged as collateral in connection with bank loans.

 As more fully described in Note 2, the Company from time to time advances funds to suppliers under short- term agreements. The loans are generally unsecured and may carry interest at the prevailing market rate for short-term instruments. These receivables are pledged as collateral for the Company's bank loans.

 The Company sells its goods and services internationally, although the majority of its revenue derives from customers in the United States. As such, the Company is susceptible to credit risk on accounts and notes receivable from customers in that region. Additionally, a significant portion of the company's U.S. customers consists of entities in the aerospace industry, which has proven to be sensitive to swings in the economic cycle. Generally, the Company does not obtain security from its customers in support of accounts receivable.

 4.     Property and Equipment

The following is a summary of property and equipment at cost, less accumulated depreciation:

                                                     ----             2001
                                                                                         ----
                                                                        2002
          ----------  ----           75,392
                                                                      93,168            Vehicles
          -----------
          ----------  ----            4,496
                                                                       4,496Furniture & fixtures
          -----------
          ----------  ----           55,991
                                                                      69,777           Equipment
          -----------
          ----------  ----           14,298
                                                                      14,298            Software
          -----------
          ----------  ----            1,165
                                                                       1,165               Other
          -----------
          ----------  ----         (42,708)
                                                                                     --------
                                                                  Le(59,376)mulated depreciation
          -----------

          -----------
          -----------
          ----------  ----        $ 108,634
                                                                                    =========
                                                                   $ 123,528               Total
                                                                   = =======
          -----------

                                         Worldwide Manufacturing USA, Inc.

                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                             December 31, 2002 and 2001




 Depreciation expense charged to operations was $27,167 and $15,338 in 2002 and 2001, respectively.


 5.     Notes Payable and Lines of Credit


 Under the terms of a revolving credit agreement with a bank dated March 5, 2002, the Company may borrow up to $250,000 at 1.5% above the bank's prime interest rate through March 5, 2004

 (5.75% at December 31, 2002.)   Funds from these borrowings may be used for
 any purpose. The revolving line of credit is secured by all assets of Worldwide Manufacturing USA, Inc. and guaranteed by its officers. At
 December 31, 2002, $242,745 was available on this line of credit.



 The Company also has an unsecured credit line with a bank totaling $50,000, which was fully drawn with none available at December 31, 2002.

 6.      Lease
 The Company leases its office space and certain vehicles and equipment under non-cancelable operating leases.
 The office lease requires increasing annual payments plus a share of operating costs. Minimum future rental payments under non-cancelable operating leases having remain terms in excess of one year as of December 31, 2002 for each of the net five years and in the aggregate are:

                                                             ----------
                                                                                    Amount
          ----------
                                                                                 $  52,611  2003

          ----------
                                                                                    77,323  2004

          ----------
                                                                                    74,040  2005

          ----------
                                                                                    75,184  2006

          ----------
                                                                                    68,463  2007

          ----------
                                                                              Subseq23,045o 2007

          ----------
                                                            Total minimum future$re370,666yments

 7.      Pensions
 The Company established SEP plan for the benefit of all full time employees. Contributions to the plan are limited to a statutory amount per employee. Pension expense was $0 and $20,000 for 2002 and 2001, respectively.

 8.      Related Party Transactions
 From time to time, the Company receives loans from its shareholders. As of December 31, 2002, the balance due to the shareholders was $54,000. The loan is unsecured and due on demand.

 At December 31, 2002, the Company is obligated in the amount of $150,000 to its shareholders pursuant to a deferred compensation agreement applicable to the years 2000, 2001 and 2002. The deferred compensation obligation is payable December 31, 2005, plus accrued and unpaid interest at 10%.


                                         Worldwide Manufacturing USA, Inc.


                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                             December 31, 2002 and 2001




 The Company's officers are guarantors on the line of credit.

 9.      Subsequent Events
 In 2003, the Company received loans from its shareholders in the amount of $180,751 and $40,000 in February and March 2003, respectively. These amounts were used to pay accounts payable to vendors, as well as for general operating purposes, and have since been repaid. Subsequent to year-end, the Company incurred installment debt to finance the acquisition of equipment totaling $36,736.




 10.    Newly Issued Accounting Pronouncements


 In June 2002, the FASB issued SFAS 146 "Accounting for Costs Associated with Exit or Disposal Activities,"
 effective for exit or disposal activities that are initiated after December 31, 2002. Under SFAS 146, a liability for the cost associated with an exit or disposal activity is recognized when the liability is incurred. Under prior guidance, a liability for such costs could be recognized at the date of commitment to an exit plan. The provisions of SFAS No. 146 are required to be applied prospectively after the adoption date to newly initiated exit activities, and may affect the timing of recognizing future restructuring costs, as well as the amounts recognized. Adoption of SFAS 145 is not expected to have a material impact on the Company's consolidated financial statements.


 In November 2002, the FASB issued FASB Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 requires that a liability be recorded in the guarantor's balance sheet upon issuance of a guarantee. In addition, FIN 45 requires disclosures about the guarantees that an entity has issued, including a roll-forward of the entity's product warranty liabilities. Adoption of FIN 45 did not have a material impact on the Company's consolidated financial statements.

 In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation, Transition and Disclosure." SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS 148 also requires that disclosures of the pro forma effect of using the fair value method of accounting for stock-based employee compensation be displayed more prominently and in a tabular format. Additionally, SFAS 148 requires disclosure of the pro forma effect in interim financial statements. The transition and annual disclosure requirements of SFAS 148 are effective for fiscal years ending after December 15, 2002. The Company has no reportable stock-based compensation agreements in place at December 31, 2002.

 In January 2003, the FASB issued Interpretation No. 46 ("FIN 46"), Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do

                                         Worldwide Manufacturing USA, Inc.


                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                             December 31, 2002 and 2001




 not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provision of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. The Company is currently evaluating potential effect of FIN 46 on its operating results and financial position.



 11.     Segment Information
 The Company's operations are classified into two principal reportable segments that provide different products or services. Worldwide Manufacturing USA, Inc. purchases and sells manufactured goods from China procured by its subsidiary, Intech. Intech provides technical advisory, design, delivery, material procurement, and manufacturing quality control services. Separate management of each segment is required because each business unit is subject to different marketing, production, and technology strategies, and because of the geographic location of each entity.

 Segmental Data - 2002

                                                Reportable Segments

 (amounts in thousands)

                                                  -                 Intech            Total
                                                                WWMUSA
 ----------------  -                   $ 42          $ 4,434
                                                               $ 4,392  External revenue
 -----------------
 ----------------  -                  1,388            1,388
                                                                    I-tersegment revenue
 -----------------
 ----------------  -                      -                4
                                                                     4   Interest income
 -----------------
 ----------------  -                      2               17
                                                                    15  Interest expense
 -----------------
 ----------------  -                     17               27
                                                                    10      Depreciation
 -----------------
 ----------------  -                   (16)          425 (1)
                                                                   461 Net profit (loss)
 -----------------
 ----------------
                                                                                  Assets
 -----------------
 -----------------
 ----------------  -                     33               33
                                                      Expenditures f12 long-lived assets
 -----------------

 (1)  $20,000 in intercompany profit was eliminated in consolidation.

Unaudited Financial Statements for the nine month period ended September 30, 2003 and 2002:

Consolidated Balance Sheet (Unaudited)
September 30, 2003

Consolidated Income Statements (Unaudited) for the three and nine month periods ended September 30, 2003 and 2002

Consolidated Statements of Cash Flows (Unaudited) for the nine months ended September 30, 2003 and 2002

 Notes to financial statements

                              Worldwide Manufacturing USA Inc. and Subsidiaries
                                            CONSOLIDATED BALANCE SHEET
                                                September 30, 2003
                                                    (Unaudited)

ASSETS

CURRENT ASSETS
Cash & cash equivalents                                                                              $       42,965
Accounts receivable                                                                                       1,184,510
Inventories                                                                                                 234,054
Other current assets                                                                                        42,383
                                                                                          ----------        ------

Total Current Assets                                                                                      1,503,912

INVESTMENTS AND LONG-TERM RECEIVABLES
Advances to suppliers                                                                                        44,233
Other long-term receivables                                                                                251,379
                                                                                                            295,612

Total Property and Equipment                                                                               543,427


Total Assets                                                                                         $   2,342,951
                                                                                          =          =============

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Lines of credit                                                                                              46,168
Current maturities of installment debt                                                                        7,144
Accounts payable                                                                                          1,327,981
Accrued expenses                                                                                             38,706
Other current liabilities                                                                                  261,763
                                                                                          --------         -------

Total Current Liabilities                                                                                 1,681,762

Long-term debt, less current maturities                                                                      26,186
Deferred compensation payable                                                                               150,000

STOCKHOLDERS' EQUITY
   Preferred stock, no par value; 10,000,000
      shares authorized; no shares issued and outstanding                                                         -
Common stock, no par value; 100,000,000 shares authorized;
30,000,000 shares issued and outstanding                                                                     34,871
Retained earnings                                                                                          450,132
                                                                                          --------         -------

Total Stockholders' Equity                                                                                 485,003

Total Liabilities and Stockholders' Equity                                                           $   2,342,951
                                                                                          =          =============

 The accompanying notes are an integral part of the financial statements.

                Worldwide Manufacturing USA Inc. and Subsidiaries
                                              CONSOLIDATED INCOME STATEMENTS For
                              the three and nine months ended September 30, 2003 and 2002
                                   (Unaudited)

                                                           For the three months ended       For the nine months ended
                                                             2003        2002               2003               2002


Net sales                                         $     2,103,730    $        891,605    $    4,650,067    $      3,069,520

Cost of goods sold                                     1,419,008             503,531         3,227,240           1,662,580
                                               ------------------  -------- -------

Gross profit                                              684,722             388,074         1,422,827           1,406,940
Other operating revenue
                                                               -                   -                 -                 929
                                                               --                  --                --                ---
                                                                             388,074         1,422,827           1,407,869
                                               -----------         -------- -------
                                                         684,722

Operating expenses
General & administrative                                                     408,158         1,030,161           1,021,881
                                               -----------         -------- -------
                                                         340,977
                                                                             408,158         1,030,161           1,021,881
                                               -----------         -------- -------
                                                         340,977
                                                         -------

Operating income(loss)
                                                         343,745             (20,084)          392,666             385,988
                                                         --------            --------          --------            -------

Financial income (expenses)
Interest income                                             2,000               1,262            11,711               3,180
Interest expense
                                                          (5,756)             (5,672)          (15,961)            (15,411)
                                                          -------             -------          --------            --------

                                                          (3,756)             (4,410)           (4,250)            (12,231)
                                                          -------             -------           -------            --------

Net Income (loss)                                         339,989            (24,494)           388,416             373,757

Retained Earnings
     Balance, beginning of period                         335,850             459,537           295,177              62,063
     Less shareholder distributions
                                                         225,707              82,031           233,461              82,808
                                                         --------             -------          --------             ------

     Balance, end of period                     $        450,132    $        353,012   $       450,132   $         353,012
                                               ================== = ================= ================= ==================

 The accompanying notes are an integral part of the financial statements.

                              Worldwide Manufacturing USA Inc. and Subsidiaries
                                        CONSOLIDATED STATEMENTS OF CASH FLOW For
                                the nine  months  ended  September  30, 2003 and
                                2002
                                                     (Unaudited)

                                                                                                 2003      2002

Cash Flows From Operating Activities
Net income                                                                                          $   $     373,757
                                                                                              388,416
Adjustments to reconcile net income to net
cash provided (used) by operating activities
Depreciation                                                                                   39,515          23,721
(Increase) decrease in accounts receivable                                                  (775,166)        (95,986)
(Increase) decrease in notes receivable                                                        61,590          18,406
(Increase) decrease in installment debt                                                         7,145
                                                                                                                    -
(Increase) decrease in prepaid assets                                                         (8,558)        (26,462)
(Increase) decrease in inventories                                                          (121,156)        (78,813)
Increase (decrease) in accounts payable                                                       578,718       (229,589)
Increase (decrease) in other accrued liabilities                                                            (138,012)
                                                                                 -----------------    ---------------
                                                                                               3,942

Net Cash Provided (Used) by Operating Activities                                              174,446       (152,978)

Cash Flows From Investing Activities
Purchases of fixed assets
                                                                                             (75,242)        (34,241)

Net Cash Provided (Used) by Investing Activities                                             (75,242)        (34,241)

Cash Flows From Financing Activities
Proceeds from long-term debt                                                                   26,187
                                                                                                                    -
Line of credit
                                                                                                    -        (35,566)
Repayment of short-term debt                                                                 (65,088)               0
Shareholders distributions
                                                                                            (232,670)        (82,808)

Net Cash Provided (Used) by Financing Activities
                                                                                            (271,571)         19,126


NET INCREASE (DECREASE) IN CASH                                                             (172,367)       (168,093)

CASH AND CASH EQUIVALENTS BEGINNING OF PERIOD                                                                378,226
                                                                                 -------------        --------------
                                                                                             215,332

CASH AND CASH EQUIVALENTS END OF PERIOD                                                 $              $     210,133
                                                                                 =      ============= ==============
                                                                                              42,965

Supplemental Disclosures
Cash Paid During the Year for:
Interest                                                                                $              $      15,411
                                                                                 =      ============= ==============
                                                                                              15,961

 The accompanying notes are an integral part of the financial statements.

                             Worldwide Manufacturing USA, Inc. and Subsidiaries
                                           NOTES TO FINANCIAL STATEMENTS
                                                September 30, 2003
                                                    (unaudited)


1.      Management's Representation of Interim Financial Information

 The accompanying financial statements have been prepared by Worldwide Manufacturing USA, Inc. without audit pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted as allowed by such rules and regulations, and management believes that the disclosures are adequate to make the information presented not misleading. These financial statements include all of the adjustments which, in the opinion of management, are necessary to a fair presentation of financial position and results of operations. All such adjustments are of a normal and recurring nature. These financial statements should be read in conjunction with the audited financial statements at December 31, 2002 as filed in the Company's 8-K filed with the Commission on October 14, 2003.


2.   Share Exchange Transaction

 On  September  30,  2003,  the Company,  formerly  known as Tabatha III,  Inc., acquired all of the issued and outstanding common stock of Worldwide Manufacturing USA, Inc. ("Worldwide USA"), a privately held operating company, in a share exchange transaction. The Company issued 27,900,000 shares in the share exchange transaction for 100% or 10,000 of the issued and outstanding shares of Worldwide USA's common stock. As a result of the share exchange transaction, Worldwide USA became a wholly-owned subsidiary of the Company. The parent company, Tabatha III, Inc., changed its name to Worldwide Manufacturing USA, Inc. in November 2003.


 The former stockholders of Worldwide USA acquired a majority of our issued and outstanding common stock as a result of completion of the share exchange transaction. Therefore, although Worldwide USA became our wholly-owned subsidiary, the transaction was accounted for as a recapitalization of Worldwide USA, whereby Worldwide USA is deemed to be the accounting acquirer and is deemed to have adopted our capital structure. Likewise, the Company will adopt the fiscal reporting year of the accounting acquirer, which is December
 31. The accompanying financial statements reflect the financial position and operating results of Worldwide USA for all periods presented.


 3.   Segment Information




 Segmental Data - 9 months ended September 30, 2003

                                               Reportable Segments
                                                         (amounts in thousands)
                                                             WWMUSA                     Intech                 Total

                                                            $ 4,641     External revenue  $  9               $ 4,650
                                                                  - Intersegment revenue 1,994                 1,994
                                                                 12      Interest income     -                    12
                                                                 14     Interest expense     2                    16
                                                                 10         Depreciation    29                    39
                                                                347    Net profit (loss)    62               388 (1)
                                                                                  Assets
                                                                        Expenditures for
               Long-lived assets                                 44                         31                    75

(1)  $21,000 in intercompany profit was eliminated in consolidation.

 Segmental Data - 9 months ended September 30, 2002

                                                Reportable Segments
                                                                  (amounts in thousands)
                                                             WWMUSA                     Intech                 Total

                                                           $  3,042     External revenue$   27              $  3,069
                                                                  - Intersegment revenue 1,087                 1,087
                                                                  3      Interest income     -                     3
                                                                 14     Interest expense     1                    15
                                                                  7         Depreciation    16                    23
                                                                373    Net profit (loss)     -                373(2)
                                                                                  Assets
                                                                        Expenditures for
               Long-lived assets                                 11                         23                    34

 (2)  Less than $1,000 in intercompany profit was eliminated in consolidation.

 CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

 There have been no changes in or disagreements with our accountants on matters of accounting and financial disclosure.

 PART II - INFORMATION NOT REQUIRED IN PROSPECTUS
 WORLDWIDE MANUFACTURING COMPANY USA, INC.


Item 24. Indemnification of Directors and Officers.

Worldwide has adopted provisions in its articles of incorporation and bylaws that limit the liability of its directors and provide for indemnification of its directors and officers to the full extent permitted under the Colorado Business Corporation Act. Under Worldwide's articles of incorporation, and as permitted under the Colorado Business Corporation Act, directors are not liable to Worldwide or its stockholders for monetary damages arising from a breach of their fiduciary duty of care as directors. Such provisions do not, however, relieve liability for breach of a director's duty of loyalty to Worldwide or its stockholders, liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, liability for transactions in which the director derived as improper personal benefit or liability for the payment of a dividend in violation of Colorado law. Further, the provisions do not relieve a director's liability for violation of, or otherwise relieve Worldwide or its directors from the necessity of complying with, federal or state securities laws or affect the availability of equitable remedies such as injunctive relief or recision. At present, there is no pending litigation or proceeding involving a director, officer, employee or agent of Worldwide where indemnification will be required or permitted. Worldwide is not aware of any threatened litigation or proceeding that may result in a claim for indemnification by any director or officer. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of Worldwide pursuant to the foregoing provisions, or otherwise, Worldwide has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Worldwide of expenses incurred or paid by a director, officer or controlling person of Worldwide in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Worldwide will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
 Item 25. Other Expenses of Issuance and Distribution. (all to be paid by Worldwide)
SEC Filing Fee                                                         $ 100.32
Accounting Fees and Expenses                                         $25,000.00
Legal Fees                                                           $ 5,000.00
Total                                                                $30,100.32

Item 26. Recent Sales of Unregistered Securities.

On June 15, 2003, there were two issuances of stock for services in the amount of 799,500 shares at $0.005, or $3862.50, to Diane Thelen and John Ballard. The shares were issued under the terms of consulting agreements dated June 1, 2003, pursuant to which Tabatha III engaged John Ballard and Diane Thelen as consultants to assist in the structuring and negotiations for a target company suitable to be merged into Tabatha III. The value of these services was $3,862.50. It was also agreed in the consulting agreements that each consultant would be required to pay their own traveling expenses; however, when the Share Exchange Agreemnt was executed, these consulting agreements were mutally cancelled by Tabatha III, John Ballard and Diane Thelen. Pursuant to the Share Exchange Agreement dated September 30, 2003, Tabatha III issued 27,900,000 shares of its common stock to Jimmy and Mindy Wang in exchange for 100% or 10,000 shares of the outstanding shares of Worldwide. This issuance of 27,900,000 shares represented 93% of Tabatha III's outstanding shares. Under the terms of the Share Exchange Agreement, Tabatha III was to have outstanding 2,100,000 shares, or 7% of the outstanding shares post acquisition. Since prior to the Share Exchange Agreement Tabatha III had 10,735,000 shares outstanding, cetain control persons, officers and directors of Tabatha III who included John Ballard, Diane Thelen and Robert Smith voluntarily surrendered 8,635,000 shares as of September 30, 2003. As part of this surrender of common stock, John Ballard and Diane Thelen agreed to cancel the 799,500 shares issuable under the June 1, 2003 consulting agreements. The services provided by John Ballard and Diane Thelen to Tabatha III were donated to the company. Additionally John
Ballard paid all travel expenses from his personal resources, as well as a $3,000 for legal services to a non-affiliated law firm for the review of the Share Exchange Agreement. The directors, officers and control persons of Tabatha III cancelled their shares without any additional consideration being paid to them in order to avoid effecting a reverse stock split and reducing the shares held by non-control shareholders of Tabatha III for the best interests of such shareholders. On December 4, 2000, Kip Pedrie, then a director of Tabatha III, was issued warrants to purchase 2,660,000 shares of common stock at $.05 per share. On March 23, 2003 Kip Pedrie resigned from the Board of Directors of Tabatha III due to increase job and family responsibilities. He voluntarily cancelled these warrants since he could not fulfill his duties to Tabatha III. The above shares and warrants were issued in reliance on the exemption from registration provided by Section 4(2) of the 1933 Securities Act as not involving any public offer or sale. No underwriter was involved, and there was no public solicitation. In addition, Mr. and Ms. Wang are accredited investors and the issuance of shares to them as well as to Diane Thelen and Kip Pedrie (both then directors and also therefore accredited investors) are exempt under
Section 4(6) of the Securities Act.

Item 27. Exhibits and Financial Schedules


2.1 Agreement for Share Exchange dated September 30, 2003, by and among Tabatha III, Inc. and Worldwide
Manufacturing USA, Inc. (herein incorporated by reference to the Company's
 Current Report on Form 8-K filed on
October 3, 2003).

3.1 Articles of Incorporation (herein incorporated by reference from Registration Statement on Form 10-SB filed with the Securities and Exchange Commission on October 22, 2000).
3.2 Bylaws (herein incorporated by reference from Registration Statement on Form 10-SB filed with the SEC on
October 22, 2000).
3.3 Amendment to Articles of Incorporation, changing name to Worldwide Manufacturing USA, Inc.
5.1 Opinion of Hand & Hand, a professional corporation, as to legality of shares.
10.1 Promissory Note dated December 31, 2002 by and between Jimmy Wang and Worldwide Manufacturing USA, Inc. in the amount of $150,000.
10.2 Promissory Note dated June 30, 2003 by and between Jimmy Wang and
 Worldwide Manufacturing USA, Inc. in the amount of $174,751.
10.3 Lease for premises at 1142 Cherry Street, San Bruno, CA 94066
10.4 Lease for Shanghai Intech Electro Mechanical Products LLC physical facility
Exhibit 10.5 Revolving Credit Agreement with Citibank F.S.B. dated March 5, 2002
10.5  Revolving Credit Agreement with Citibank F.S.B. dated March 5, 2002
21. Subsidiaries
23.1 Consent of Comiskey & Company, P.C., Certified Public Accountants, Denver, Colorado.
23.2 Consent of Hand & Hand, a professional corporation, included in Exhibit 5.1

Item 28. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the
Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue. The undersigned registrant hereby undertakes: (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to: (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933. (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement. (iii) To include any additional or changed material information on the plan of distribution. (2) For purposes of determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering. (3) To file a post-effective amendment to remove from registration any of the securities that remains unsold at the end of the offering.

SIGNATURES
In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of San Bruno, California. WORLDWIDE MANUFACTURING USA, INC. By:/S/ JIMMY WANG Jimmy Wang, CEO, President and Director

 Date:January 2 , 2004 In accordance with
the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:
By:/S/ JIMMY WANG Jimmy Wang, CEO, President and Director (principal executive officer) Date: January 2, 2004 By:/S/ MINDY WANG Mindy Wang, Secretary, Treasurer and a director Date: January 2, 2004 By: /S/ JOHN BALLARD John Ballard, Chief Financial Officer (principal accounting and financial officer)
Date: January 2, 2004